EXHIBIT 2
                        AGREEMENT AND PLAN OF MERGER

                                DATED AS OF

                               AUGUST 2, 1998

                               BY AND BETWEEN

                             ALBERTSON'S, INC.,

                           ABACUS HOLDINGS, INC.,

                                    AND

                          AMERICAN STORES COMPANY



                             TABLE OF CONTENTS
ARTICLE I      2
      Section 1.1 The Merger..............................................2
      Section 1.2 The Closing; Effective Time.............................2
      Section 1.3 Subsequent Actions......................................3
      Section 1.4 Certificate of Incorporation; Bylaws; Directors
                  and Officers of the Surviving Corporation...............3

ARTICLE II     4
      Section 2.1 Treatment of Capital Stock..............................4
      Section 2.2 Conversion of Common Stock..............................4
      Section 2.3 Cancellation of Excluded Shares.........................4
      Section 2.4 Conversion of Common Stock of Abacus Holdings...........5
      Section 2.5 Exchange Agent; Exchange Procedures.....................5
      Section 2.6 Transfer Books..........................................6
      Section 2.7 No Fractional Share Certificates; Termination of
                  Exchange Fund...........................................6
      Section 2.8 Options to Purchase Abacus Shares.......................7
      Section 2.9 Appraisal Rights........................................8
      Section 2.10 Dividends..............................................8
      Section 2.11 Certain Adjustments....................................9

ARTICLE III    9
      Section 3.1 Organization and Qualification; Subsidiaries............9
      Section 3.2 Certificate of Incorporation and Bylaws................10
      Section 3.3 Capitalization.........................................10
      Section 3.4 Power and Authority; Authorization; Valid & Binding....11
      Section 3.5 No Conflict; Required Filings and Consents.............11
      Section 3.6 SEC Reports; Financial Statements......................13
      Section 3.7 Absence of Certain Changes.............................13
      Section 3.8 Litigation and Liabilities.............................14
      Section 3.9 No Violation of Law; Permits...........................15
      Section 3.10 Employee Matters; ERISA...............................15
      Section 3.11 Labor Matters.........................................18
      Section 3.12 Environmental Matters.................................18
      Section 3.13 Board Action; Vote Required...........................20
      Section 3.14 Opinion of Financial Advisor..........................21
      Section 3.15 Brokers...............................................21
      Section 3.16 Tax Matters...........................................21
      Section 3.17 Intellectual Property.................................22
      Section 3.18 Insurance.............................................23
      Section 3.19 Contracts and Commitments.............................23
      Section 3.20 Accounting and Tax Matters............................24
      Section 3.21 Ownership of Shares of Alphabet.......................24

ARTICLE IV     24
      Section 4.1 Organization and Qualification; Subsidiaries...........24
      Section 4.2 Certificate of Incorporation and Bylaws................25
      Section 4.3 Capitalization.........................................25
      Section 4.4 Power and Authority; Authorization; Valid & Binding....26
      Section 4.5 No Conflict; Required Filings and Consents.............27
      Section 4.6 SEC Reports; Financial Statements......................28
      Section 4.7 Absence of Certain Changes.............................29
      Section 4.8 Litigation and Liabilities.............................30
      Section 4.9 No Violation of Law; Permits...........................30
      Section 4.10 Employee Matters; ERISA...............................31
      Section 4.11 Labor Matters.........................................33
      Section 4.12 Environmental Matters.................................33
      Section 4.13 Board Action; Vote Required...........................34
      Section 4.14 Opinion of Financial Advisor..........................35
      Section 4.15 Brokers...............................................35
      Section 4.16 Tax Matters...........................................35
      Section 4.17 Intellectual Property.................................36
      Section 4.18 Insurance.............................................36
      Section 4.19 Contracts and Commitments.............................37
      Section 4.20 Accounting and Tax Matters............................38
      Section 4.21 Ownership of Shares of Alphabet.......................38
      Section 4.22. Rights Agreement.....................................38

ARTICLE V      38
      Section 5.1 Interim Operations of Abacus...........................38
      Section 5.2 Interim Operations of Alphabet.........................41
      Section 5.3 No Solicitation by Abacus..............................43
      Section 5.4 No Solicitation by Alphabet............................45

ARTICLE VI     48
      Section 6.1 Meetings of Stockholders...............................48
      Section 6.2 Filings Best Efforts...................................48
      Section 6.3 Publicity..............................................50
      Section 6.4 Registration Statement.................................50
      Section 6.5 Listing Application....................................51
      Section 6.6 Further Action.........................................51
      Section 6.7 Expenses...............................................52
      Section 6.8 Notification of Certain Matters........................52
      Section 6.9 Access to Information..................................52
      Section 6.10 Review of Information.................................53
      Section 6.11 Indemnification, Directors' and Officers'
                   Insurance.............................................53
      Section 6.12 Employee Benefit Plans................................54
      Section 6.13 Alphabet Board of Directors...........................56
      Section 6.14 Affiliates............................................57
      Section 6.15 Pooling-of-Interests..................................58
      Section 6.16 Tax-Free Reorganization...............................58
      Section 6.17 Accountant's Comfort Letters..........................58
      Section 6.18 Accountant's Pooling Letters..........................58

ARTICLE VII    58
      Section 7.1 Conditions to Obligations of the Parties to
                  Consummate the Merger..................................58
      Section 7.2 Additional Conditions to Obligations of Alphabet
                  and Abacus Holdings....................................59
      Section 7.3 Additional Conditions to Obligations of Abacus.........60

ARTICLE VIII   62
      Section 8.1 Termination............................................62
      Section 8.2 Effect of Termination and Abandonment..................64
      Section 8.3 Amendment..............................................67

ARTICLE IX     67
      Section 9.1 Non-Survival of Representations, Warranties and
                  Agreements.............................................67
      Section 9.2 Notices................................................67
      Section 9.3 Certain Definitions; Interpretation....................68
      Section 9.4 Headings...............................................70
      Section 9.5 Severability...........................................70
      Section 9.6 Entire Agreement; No Third-Party Beneficiaries.........70
      Section 9.7 Assignment.............................................70
      Section 9.8 Governing Law..........................................71
      Section 9.9 Counterparts...........................................71



                           INDEX OF DEFINED TERMS

DEFINED TERM                                                       Page No.
Abacus....................................................................1
Abacus Acquisition Proposal..............................................42
Abacus Acquisition Transaction...........................................43
Abacus Benefit Plan......................................................14
Abacus Business Combination Proposal.....................................64
Abacus Capital Stock Disclosure Date......................................9
Abacus Certificate of Incorporation.......................................3
Abacus Common Stock.......................................................1
Abacus Contracts.........................................................22
Abacus Covered Employees.................................................52
Abacus Covered Salt Lake Employees.......................................54
Abacus Disclosure Letter..................................................8
Abacus Employee..........................................................15
Abacus Employees.........................................................15
Abacus Equity Rights.....................................................10
Abacus ERISA Affiliate...................................................16
Abacus Holdings...........................................................1
Abacus Material Adverse Effect...........................................66
Abacus Multiemployer Plan................................................15
Abacus Options............................................................7
Abacus Preferred Stock....................................................9
Abacus SEC Reports.......................................................12
Abacus Shares.............................................................1
Abacus Stock Option Agreement.............................................1
Abacus Superior Proposal.................................................42
Abacus Termination Fee...................................................62
Affiliate................................................................67
Agreement.................................................................1
Allowance Plan...........................................................53
Alphabet..................................................................1
Alphabet Acquisition Proposal............................................45
Alphabet Benefit Plan....................................................29
Alphabet Business Combination Proposal...................................64
Alphabet Capital Stock Disclosure Date...................................24
Alphabet Certificate of Incorporation.....................................3
Alphabet Common Stock.....................................................2
Alphabet Contracts.......................................................35
Alphabet Disclosure Letter...............................................23
Alphabet Employee........................................................30
Alphabet Employees.......................................................30
Alphabet Equity Rights...................................................24
Alphabet ERISA Affiliate.................................................30
Alphabet Material Adverse Effect.........................................66
Alphabet Multiemployer Plan..............................................29
Alphabet Preferred Stock.................................................24
Alphabet Rights..........................................................36
Alphabet Rights Agreement................................................36
Alphabet SEC Reports.....................................................27
Alphabet Shares...........................................................2
Alphabet Stock Option Agreement...........................................1
Alphabet Superior Proposal...............................................44
Alphabet Termination Fee.................................................62
Certificate of Incorporation..............................................3
Closing...................................................................2
Closing Date..............................................................2
Code......................................................................1
Confidentiality Agreement................................................42
Consents.................................................................58
Control..................................................................67
Current Premium..........................................................52
D&O Insurance............................................................52
Deloitte.................................................................56
DGCL......................................................................2
E&Y......................................................................56
Effective Time............................................................2
Environmental Claim......................................................18
Environmental Laws.......................................................18
Environmental Permits....................................................17
ERISA....................................................................67
Exchange Agent............................................................4
Exchange Fund.............................................................5
Exchange Ratio............................................................4
Excluded Shares...........................................................4
Fees and Expenses........................................................63
Filings..................................................................58
Form S-4.................................................................49
GAAP......................................................................1
Governmental Entity......................................................12
Hazardous Materials......................................................19
HSR Act..................................................................11
Indemnified Parties......................................................51
Knowledge................................................................67
Merger....................................................................1
Merger Sub................................................................1
NYSE......................................................................6
Party.....................................................................1
PCBs.....................................................................19
Pension Plan.............................................................15
Person...................................................................67
Proxy Statement/Prospectus...............................................49
Release..................................................................19
Renewal Date.............................................................53
Representative.......................................................41, 44
SEC.......................................................................1
Securities Act...........................................................11
Significant Subsidiary...................................................67
Stock Option Agreements...................................................1
Subsidiary...............................................................67
Surviving Corporation.....................................................2
Tax Return...............................................................21
Taxable..................................................................21
Taxes....................................................................21
Termination Date.........................................................60
Termination Fee..........................................................62
Trusts...................................................................41



                        AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of August 2, 1998 (this "Agreement"), between Albertson's, Inc. ("Alphabet") a Delaware corporation, Abacus Holdings, Inc. ("Abacus Holdings" or "Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Alphabet, and American Stores Company ("Abacus"), a Delaware corporation. Alphabet and Abacus are sometimes referred to herein, individually, as a "Party," and together, as the "Parties."

                            W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Alphabet, Abacus Holdings and Abacus have each determined that the merger of Abacus Holdings with and into Abacus (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective corporations and stockholders and have approved the Merger;

          WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the "Code");

          WHEREAS, it is intended that, for accounting purposes, the Merger will be accounted for as a pooling-of-interests under United States generally accepted accounting principles ("GAAP") and applicable rules and regulations of the Securities and Exchange Commission (the "SEC").

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Alphabet's willingness to enter into this Agreement, Alphabet and Abacus have executed and delivered a Stock Option Agreement, dated as of the date hereof (the "Abacus Stock Option Agreement"), pursuant to which Abacus is granting to Alphabet an option to purchase, under certain circumstances, up to a number of shares of common stock, par value $1.00 per share, of Abacus (the "Abacus Common Stock" or "Abacus Shares") equal to 19.9% of the outstanding shares of Abacus Common Stock with an exercise price per share equal to $30.24.

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Abacus' willingness to enter into this Agreement, Abacus and Alphabet have executed and delivered a Stock Option Agreement, dated as of the date hereof (the "Alphabet Stock Option Agreement" and together with the Abacus Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Alphabet is granting to Abacus an option to purchase, under certain circumstances, up to a number of shares of common stock, par value $1.00 per share, of Alphabet, together with the associated preferred stock purchase rights (the "Alphabet Common Stock" or "Alphabet Shares") equal to 19.9% of the outstanding shares of Alphabet Common Stock with an exercise price per share equal to $48.00.


          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows (certain capitalized terms used herein are defined in Section 9.3 hereof):

                                 ARTICLE I

     Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2(b)) and subject to and upon the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Abacus Holdings shall be merged with and into Abacus and the separate corporate existence of Abacus Holdings shall cease. Abacus shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") in the Merger, and as of the Effective Time shall be a wholly-owned subsidiary of Alphabet. The Merger shall have the effects specified in Section 259(a) of the DGCL.

     Section 1.2 The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, 10004, at 10:00 A.M. local time, on the second business day following the date on which the last to be satisfied or waived of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as Alphabet and Abacus shall agree (the date of the Closing, the "Closing Date").

          (b) On the Closing Date, Alphabet, Abacus and Abacus Holdings shall cause a certificate of merger in respect of the Merger to be properly executed, and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at such time at which such certificate of merger shall be duly filed with Secretary of State of Delaware, or at such later time reflected in such certificate of merger as shall be agreed by Alphabet and Abacus (the time that the Merger becomes effective, the "Effective Time").

     Section 1.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     Section 1.4 Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by Alphabet and Abacus prior to the Closing, at the Effective Time:

          (a) The Amended and Restated Certificate of Incorporation of Abacus, as amended (the "Abacus Certificate of Incorporation;" it and the Amended and Restated Certificate of Incorporation of Alphabet, as amended (the "Alphabet Certificate of Incorporation"), are each sometimes referred to herein as a "Certificate of Incorporation"), as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law and by such Certificate of Incorporation) the certificate of incorporation of the Surviving Corporation, except that Article Fourth of the Abacus Certificate of Incorporation shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share."

          (b) The Bylaws of Abacus as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, its Certificate of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

          (c) The officers of Abacus immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

          (d) The directors of Abacus Holdings immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

                                 ARTICLE II

     Section 2.1 Treatment of Capital Stock. The manner and basis of converting the shares of common stock of Abacus and Abacus Holdings, by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Article II.

     Section 2.2 Conversion of Common Stock. (a) Each share of Abacus Common Stock issued and outstanding immediately prior to the Effective Time (excluding those held in the treasury of Abacus, by any of its Subsidiaries or by Alphabet or any of its Subsidiaries (collectively, the "Excluded Shares")), and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive .63 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Alphabet Common Stock.

          (b) Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Abacus Common Stock shall evidence the right to receive shares of Alphabet Common Stock on the basis set forth in paragraph (a) above (and cash in lieu of any fractional shares pursuant to Section 2.7 hereof).

     Section 2.3 Cancellation of Excluded Shares. At the Effective Time, each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be canceled and retired, and no shares of stock or other securities of Alphabet or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made or paid, in respect thereof.

     Section 2.4 Conversion of Common Stock of Abacus Holdings. At the Effective Time, each share of common stock of Abacus Holdings issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Alphabet, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.5 Exchange Agent; Exchange Procedures. (a) Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, Alphabet shall appoint ChaseMellon Shareholder Services, L.L.C., or such other exchange agent selected by Alphabet that is reasonably acceptable to Abacus (the "Exchange Agent"), to effect the exchange of Abacus Shares for shares of Alphabet Common Stock in accordance with the provisions of this
Article II. As soon as reasonably practicable following the Effective Time, Alphabet shall deposit, or cause to be deposited, with the Exchange Agent certificates representing the shares of Alphabet Common Stock to be issued in the Merger, any cash payable in respect of fractional shares in accordance with Section 2.7 hereof and the amount of any dividends or distributions in accordance with Section 2.5(b) hereof (the "Exchange Fund").

          (b) As soon as reasonably practicable after the Effective Time, Alphabet shall instruct the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented Abacus Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery to the Exchange Agent and shall be in such form and have such other provisions as Alphabet shall reasonably specify) and (ii) instructions for use in effecting the surrender of certificates which immediately prior to the Effective Time represented Abacus Shares for certificates representing shares of Alphabet Common Stock and cash in lieu of fractional shares, if any. Commencing immediately after the Effective Time, upon the surrender to the Exchange Agent of such certificate or certificates, together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Exchange Agent to be delivered in connection therewith, the holder thereof shall be entitled to receive a certificate or certificates representing the number of whole shares of Alphabet Common Stock into which the shares of Abacus Common Stock which immediately prior to the Effective Time were represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 2.2, together with a cash payment (net of any applicable tax withholdings) in lieu of fractional shares, if any. Unless and until any certificate or certificates which immediately prior to the Effective Time represented shares of Abacus Common Stock are so surrendered, no dividend or other distribution, if any, payable to the holders of record of shares of Alphabet Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate or certificates in respect thereof. Except as otherwise provided herein, upon the surrender of any certificate or certificates which immediately prior to the Effective Time represented Abacus Shares, the record holder of the certificate or certificates representing shares of Alphabet Common Stock issued in exchange therefore shall be entitled to receive (i) at the time of surrender, the amount of any dividends or other distributions (net of any applicable tax withholdings) having a record date after the Effective Time and a payment date prior to the surrender date, payable in respect of such shares of Alphabet Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions (net of any applicable tax withholdings) having a record date after the Effective Time and a payment date subsequent to the date of such surrender, payable in respect of such shares of Alphabet Common Stock. No interest shall be payable in respect of the payment of dividends or distributions pursuant to the immediately preceding sentence.

          (c) Notwithstanding anything in this Agreement to the contrary, certificates surrendered for exchange by any "affiliate" (as defined in Section 6.14 hereof) of Abacus shall not be exchanged for shares of Alphabet Common Stock until Alphabet shall have received a signed agreement from such "affiliate" as provided in Section 6.14 hereof.

     Section 2.6 Transfer Books. The stock transfer books of Abacus shall be closed at the Effective Time and no transfer of any Abacus Shares will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of any Abacus Shares that is not registered in the stock transfer records of Abacus at the Effective Time, a certificate or certificates representing the number of full shares of Alphabet Common Stock into which such Abacus Shares shall have been converted in the Merger shall be issued to the transferee together with a cash payment (net of any applicable tax withholdings) in lieu of fractional shares, if any, in accordance with Section 2.7, and a cash payment in accordance with Section 2.5(b) of dividends or distributions, if any, only if the certificate or certificates which immediately prior to the Effective Time represented such Abacus Shares are surrendered as provided in Section 2.5, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer taxes.

     Section 2.7 No Fractional Share Certificates; Termination of Exchange Fund. (a) No scrip or fractional share certificate for Alphabet Common Stock will be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented Abacus Shares, and no outstanding fractional share interest will entitle the holder thereof to vote or receive dividends or distributions or any other rights of a stockholder of Alphabet with respect to such fractional share interest. Each holder entitled to receive a fractional share of Alphabet Common Stock but for this Section 2.7(a) shall be entitled to receive an amount of cash (net of applicable tax withholdings) equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Abacus Common Stock held immediately prior to the Effective Time by such holder) by (ii) the closing price for a share of Alphabet Common Stock on the New York Stock Exchange (the "NYSE") Composite Transaction Tape on the trading day immediately prior to the Closing Date. No interest shall be payable in respect of any cash payment for fractional share interests.

          (b) Any portion of the Exchange Fund which remains undistributed one year after the Effective Time shall be delivered to Alphabet upon demand, and each holder of Abacus Shares who had not theretofore surrendered certificates or certificates which immediately prior to the Effective Time represented Abacus Shares in accordance with the provisions of this Article II shall thereafter look only to Alphabet for satisfaction of such holder's claims for shares of Alphabet Common Stock, any cash in lieu of fractional shares of Alphabet Common Stock and any dividends or distributions payable in accordance with Section 2.5(b). Notwithstanding the foregoing, none of Alphabet, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Abacus Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.8 Options to Purchase Abacus Shares. (a) Prior to the Effective Time, Abacus shall take all action necessary with respect to each of the plans or arrangements of Abacus and its Subsidiaries pursuant to which options to purchase Abacus Shares (the "Abacus Options") will be outstanding immediately prior to the Effective Time such that as of and after the Effective Time each Abacus Option shall entitle the holder thereof to purchase such number of shares of Alphabet Common Stock as is equal to the product of (x) the number of shares of Abacus Common Stock subject to such option immediately prior to the Effective Time and (y) the Exchange Ratio; and the exercise price per share of Alphabet Common Stock subject to such option shall be equal to (x) the exercise price per share of Abacus Common Stock immediately prior to the Effective Time divided by
(y) the Exchange Ratio. Abacus shall take no action to cause any Abacus Option which pursuant to its terms as in effect as of the date hereof would not become vested or exercisable by reason of the transactions contemplated by this Agreement to become vested or exercisable in connection herewith, and nothing contained in this Agreement shall be interpreted as causing any such Abacus Option to become vested or exercisable.

          (b) Notwithstanding the foregoing, the number of shares of Alphabet Common Stock deliverable upon exercise of each Abacus Option at and after the Effective Time as contemplated by paragraph (a) above shall be rounded, if necessary, to the nearest whole share, and the exercise price with respect thereto shall be rounded, if necessary, to the nearest one one-hundredth of a cent. Other than as provided in paragraph (a) above and in the prior sentence of this paragraph (b), as of and after the Effective Time, each Abacus Option shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time, but giving effect to the Merger (it being understood that all Options exercisable at the same price and granted on the same date shall be aggregated for this purpose).

          (c) As soon as practicable after the Effective Time, Alphabet shall deliver (i) to the holders of Abacus Options which become fully vested and exercisable by virtue of the Merger a notice stating that by virtue of the Merger and pursuant to the terms of the relevant Abacus Benefit Plan (as herein defined) such Abacus Options have become fully vested and exercisable and (ii) to the holders of all Abacus Options a notice stating that the agreements evidencing the grants of such Abacus Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.8 after giving effect to the Merger and the terms of the relevant Abacus Benefit Plan).

          (d) Alphabet shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Alphabet Common Stock for delivery upon exercise of Abacus Options in accordance with this Section
2.8. Promptly after the Effective Time, Alphabet shall file a registration statement on Form S-8 (if available) (or any successor or other appropriate forms) with respect to the shares of Alphabet Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     Section 2.9 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Abacus Shares in connection with the Merger.

     Section 2.10 Dividends. Alphabet and Abacus shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, dividends in respect of their respective common stock so that, in respect of any fiscal quarter, holders thereof (i) do not receive dividends in respect of both (x) Abacus Shares and (y) shares of Alphabet Common Stock received pursuant to the Merger in respect thereof or (ii) fail to receive a dividend in respect of both (x) Abacus Shares and (y) the shares of Alphabet Common Stock received pursuant to the Merger in respect thereof.

     Section 2.11 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Abacus Common Stock or Alphabet Common Stock shall be changed into a different number of shares by reason of any stock split, combination of shares, or any dividend payable in stock shall be declared thereon with a record date within such period, the Exchange Ratio shall be appropriately adjusted to provide the holders of Abacus Shares the same economic effect as contemplated by this Agreement prior to such event.

                                ARTICLE III

          Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by Abacus to Alphabet (the "Abacus Disclosure Letter"), Abacus hereby represents and warrants to Alphabet and Abacus Holdings as follows:

     Section 3.1 Organization and Qualification; Subsidiaries. (a) Abacus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of Abacus is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of Abacus and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect.

          (b) All of the outstanding shares of capital stock and other equity securities of the Significant Subsidiaries of Abacus have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by Abacus, free and clear of all pledges and security interests. All outstanding shares of capital stock and other equity interests of each Subsidiary of Abacus owned directly or indirectly by Abacus are free and clear of all liens, claims or encumbrances as would, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from Abacus or any of its Significant Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Significant Subsidiaries of Abacus. The Abacus Disclosure Letter lists the name and jurisdiction of incorporation or organization of each of the Significant Subsidiaries of Abacus.

          (c) Except for interests in its Subsidiaries, neither Abacus nor any of its Subsidiaries owns directly or indirectly any material equity interest in any Person or has any obligation or made any commitment to acquire any such interest or make any such investment.

     Section 3.2 Certificate of Incorporation and Bylaws. Abacus has furnished, or otherwise made available, to Alphabet a complete and correct copy of the certificate of incorporation and bylaws, as amended to the date of this Agreement, of Abacus. Such certificate of incorporation and bylaws are in full force and effect. Abacus is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     Section 3.3 Capitalization. (a) The authorized capital stock of Abacus consists of 700,000,000 shares of Abacus Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Abacus Preferred Stock"). At the close of business on June 28, 1998 (the "Abacus Capital Stock Disclosure Date"), (i) 274,216,016 shares of Abacus Common Stock, and no shares of Abacus Preferred Stock, were issued and outstanding and (ii) 25,562,456 shares of Abacus Common Stock, and no shares of Abacus Preferred Stock, were held by Abacus in its treasury. The Abacus Disclosure Letter lists the number of shares of Abacus Common Stock and Abacus Preferred Stock reserved for issuance as of the Abacus Capital Stock Disclosure Date under each of the Abacus Benefit Plans (as defined in Section 3.10) or otherwise. Since the Abacus Capital Stock Disclosure Date until the date of this Agreement, no shares of Abacus Common Stock or Abacus Preferred Stock have been issued or reserved for issuance, except in respect of the exercise, conversion or exchange of Abacus Equity Rights (as defined below) outstanding as of the Abacus Capital Stock Disclosure Date and in connection with the Abacus Stock Option Agreement. For purposes of this Agreement, "Abacus Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Abacus or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of Abacus. The Abacus Disclosure Letter sets forth the number and type of Abacus Equity Rights (including the number and class of Abacus' capital stock for or into which such Abacus Equity Rights are exercisable, convertible or exchangeable and any Abacus Benefit Plan pursuant to which such Abacus Equity Rights were granted or issued) outstanding as of the Abacus Capital Stock Disclosure Date. Other than the Abacus Equity Rights disclosed in the Abacus Disclosure Letter and the Abacus Equity Rights granted pursuant to the Abacus Stock Option Agreement, Abacus does not have outstanding any Abacus Equity Rights as of the date of this Agreement. Except as disclosed in the Abacus SEC Reports (defined below), no stockholders of Abacus are party to any voting agreement, voting trust or similar arrangement with respect to Abacus Shares to which Abacus or any Subsidiary of Abacus is a Party.

          (b) There are no outstanding obligations of Abacus or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Abacus Common Stock or any Abacus Equity Rights (except in connection with the exercise, conversion or exchange of outstanding Abacus Equity Rights). All of the issued and outstanding shares of Abacus Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The Abacus Disclosure Letter sets forth the number of shares of Abacus Common Stock repurchased, and the number issued, by Abacus or any of its Subsidiaries since July 1, 1996.

     Section 3.4 Power and Authority; Authorization; Valid & Binding. Abacus has the necessary corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, except that the Merger is subject to the adoption and approval of this Agreement and the Merger by Abacus' stockholders as required by the DCGL. The execution and delivery of this Agreement by Abacus, the performance by it of its obligations hereunder and the consummation by Abacus of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Abacus (other than with respect to the Merger, the adoption and approval of this Agreement and the Merger by its stockholders as required by the DGCL). This Agreement has been duly executed and delivered by Abacus and, assuming the due authorization, execution and delivery by Alphabet and Merger Sub, constitutes a legal, valid and binding obligation of Abacus enforceable against it in accordance with the terms hereof or thereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Abacus Stock Option Agreement by Abacus does not, and the performance by Abacus of its obligations hereunder and thereunder and the consummation by Abacus of the transactions contemplated hereby, and thereby will not, (i) violate or conflict with the certificate of incorporation, or bylaws of Abacus, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Abacus or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Abacus or any of its Subsidiaries pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, Abacus or any of its Subsidiaries), require the consent of any other party to, or result in any obligation of the part of Abacus or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which Abacus or any of its Subsidiaries is a party or by which Abacus, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect.

          (b) Except for applicable requirements, if any, under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of a certificate of merger with respect to the Merger as required by the DGCL, filings with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, any filings required pursuant to any state liquor, gaming or pharmacy laws, any applicable Environmental Laws (as defined herein) governing the transfer of any interest in real property or of business operations (including without limitation transfer acts, notifications, and deed restrictions), and the transfer or application requirements with respect to the environmental permits of Abacus or its Subsidiaries, or pursuant to the rules and regulations of any stock exchange on which the Abacus Shares are listed, neither Abacus nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity (defined below) in connection with the execution, delivery, performance or consummation of this Agreement, the Stock Option Agreements or the Merger except for such notices, reports or filings that, if not made, would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign ("Governmental Entity"), is required to be obtained by Abacus or any of its Subsidiaries in connection with its execution, delivery, performance or consummation of this Agreement, the Stock Option Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have, an Abacus Material Adverse Effect.

     Section 3.6 SEC Reports; Financial Statements. (a) Abacus has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since January 1, 1995, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the "Abacus SEC Reports"), and, with respect to the Abacus SEC Reports filed by Abacus after the date hereof and prior to the Closing Date, will deliver or make available, to Alphabet all of its Abacus SEC Reports in the form filed with the SEC. The Abacus SEC Reports (i) were (and any Abacus SEC Reports filed after the date hereof will be) in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any Abacus SEC Reports filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements, including all related notes and schedules, contained in the Abacus SEC Reports (or incorporated therein by reference) fairly present in all material respects (or, with respect to financial statements contained in the Abacus SEC Reports filed after the date hereof, will fairly present in all material respects) the consolidated financial position of Abacus and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of Abacus and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC.

     Section 3.7 Absence of Certain Changes. Except as disclosed in the Abacus SEC Reports filed prior to the date hereof, since the end of Abacus' fiscal year last ended, (a) Abacus and each of its Subsidiaries has conducted its business in all material respects in the ordinary and usual course of its business consistent with past practice and there has not been any change in the financial condition, business or results of operations of Abacus and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have an Abacus Material Adverse Effect and (b) since the end of Abacus' fiscal year last ended until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Abacus, other than regular cash dividends consistent with past practice; (ii) any change by Abacus to its accounting policies, practices or methods; (iii) any amendment or change to the terms of any of its indebtedness material to Abacus and its Subsidiaries taken as a whole; (iv) any incurrence of any material indebtedness outside of the ordinary course of business; (v) outside the ordinary course of business, any transfer, lease, license, sale, mortgage, pledge, encumbrance or other disposition of assets or properties material to Abacus and its Subsidiaries taken as a whole; (vi) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Abacus or its Subsidiaries material to Abacus and its Subsidiaries taken as a whole, whether or not covered by insurance; (vii) except on a case-by-case basis in the ordinary course of business consistent with past practice for employees other than executive officers or directors, or except as required by applicable law or pursuant to a contractual obligation in effect as of the date of this Agreement, (A) any execution, adoption or amendment of any agreement or arrangement relating to severance or any employee benefit plan or employment or consulting agreement (including, without limitation, the Abacus Benefit Plans referred to in Section 3.10 hereof) or (B) any grant of any stock options or other equity related award; or (viii) any agreement or commitment entered into with respect to any of the foregoing. With respect to Abacus, any action taken by Abacus pursuant to and consistent with its corporate and functional consolidations or its Delta Plan shall be deemed for the purposes hereof to be an action of Abacus that is consistent with past practice.

     Section 3.8 Litigation and Liabilities. (a) Except as disclosed in the Abacus SEC Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings) or, to the knowledge of Abacus, hearings or investigations, pending or, to the knowledge of Abacus, threatened against, or otherwise adversely affecting Abacus or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect.

          (b) Neither Abacus nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) the existence of which would, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect except (i) liabilities, described in the Abacus SEC Reports filed with the SEC prior to the date hereof or reflected on Abacus' consolidated balance sheet (and related notes thereto) as of the end of its most recently completed fiscal year filed in the Abacus SEC Reports, (ii) liabilities incurred since the end of Abacus' most recently completed fiscal year in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect or (iii) liabilities permitted to be incurred pursuant to Section 5.1.

     Section 3.9 No Violation of Law; Permits. The business of Abacus and each of its Subsidiaries is being conducted in accordance with all applicable statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, and not in violation of any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and Abacus and each of its Subsidiaries has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect. Neither Abacus nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or, to the knowledge of Abacus, is a party to any commitment letter or similar undertaking to, or, to the knowledge of Abacus, is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity, that materially restricts the conduct of its business (whether the type of business, the location thereof or otherwise) and which, individually or in the aggregate, would reasonably be expected to have an Abacus Material Adverse Effect, nor to the knowledge of Abacus, has Abacus been advised in writing that any Governmental Entity has proposed issuing or requesting any of the foregoing.

     Section 3.10 Employee Matters; ERISA. (a) Set forth in the Abacus Disclosure Letter is a complete list of each Abacus Benefit Plan and each Abacus Multiemployer Plan. The term "Abacus Benefit Plan" shall mean (i) each plan, program, policy, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, any "employee benefit plan," within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, and (ii) each employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, in each case, with respect to which Abacus or any Subsidiary of Abacus has or may have any liability (accrued, contingent or otherwise). The term "Abacus Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA in respect to which Abacus or any Subsidiary of Abacus has or may have any liability (accrued, contingent or otherwise).

          (b) Abacus has provided or made available, or has caused to be provided or made available, to Alphabet (i) current, accurate and complete copies of all documents embodying each Abacus Benefit Plan, including all amendments thereto, written interpretations thereof (which interpretation materially increases the liabilities of Abacus and its Subsidiaries taken as a whole under the relevant Abacus Benefit Plan) and all trust or funding agreements with respect thereto; (ii) the most recent annual actuarial valuation, if any, prepared for each Abacus Benefit Plan; (iii) the most recent annual report (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Abacus Benefit Plan or related trust; (iv) the most recent determination letter received from the Internal Revenue Service, if any, for each Abacus Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if any Abacus Benefit Plan is funded, the most recent annual and periodic accounting of such Abacus Benefit Plan's assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Abacus Benefit Plan; and (vii) all material communications to any one or more current, former or retired employee, officer, consultant, independent contractor, agent or director of Abacus or any Subsidiary of Abacus (each, an "Abacus Employee" and collectively, the "Abacus Employees") relating to each Abacus Benefit Plan (which communication materially increases the liabilities of Abacus and its Subsidiaries taken as a whole under the relevant Abacus Benefit Plan). The Board of Directors of Abacus has adopted a resolution described on Schedule 3.10(b).

          (c) All Abacus Benefit Plans have been administered in all respects in accordance with the terms thereof and all applicable laws except for violations which, individually or in the aggregate, would not reasonably be expected to have an Abacus Material Adverse Effect. Each Abacus Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code (each, an "Abacus Pension Plan"), has received a favorable determination letter from the Internal Revenue Service, and Abacus is not aware of any circumstances that would reasonably be expected to result in the revocation or denial of such qualified status. Except as otherwise set forth in the Abacus Disclosure Letter or in the Abacus SEC Reports filed prior to the date hereof, there is no pending or, to Abacus' knowledge, threatened, claim, litigation, proceeding, audit, examination or investigation relating to any Abacus Benefit Plans or Abacus Employees that, individually or in the aggregate, would reasonably be expected to have an Abacus Material Adverse Effect.

          (d) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by Abacus or any Subsidiaries of Abacus or any entity which is considered a single employer with Abacus or any Subsidiary of Abacus under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "Abacus ERISA Affiliate"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Abacus Pension Plan within the past twelve (12) months.

          (e) All contributions, premiums and payments (other than contributions, premiums or payments that are not material, in the aggregate) required to be made under the terms of any Abacus Benefit Plan have been made. No Abacus Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Abacus nor any Subsidiaries of Abacus nor any Abacus ERISA Affiliate has provided, or is required to provide, security to any Abacus Pension Plan pursuant to Section 401(a)(29) of the Code.

          (f) Except as set forth in the Abacus SEC Reports filed prior to the date hereof, under each Abacus Pension Plan which is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in each such Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year of such Pension Plan.

          (g) As of the Closing Date, neither Abacus, any Subsidiary of Abacus nor any Abacus ERISA Affiliate will have incurred any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date that has not previously been satisfied. Neither Abacus, any Subsidiary of Abacus nor any Abacus ERISA Affiliate has knowledge that any Abacus Multiemployer Plan fails to qualify under Section 401(a) of the Code, is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA nor of any condition that would reasonably be expected to result in an Abacus Multiemployer Plan becoming insolvent or going into reorganization.

          (h) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Abacus Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Abacus Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Abacus, any Subsidiary of Abacus or Alphabet to amend or terminate any Abacus Benefit Plan. No payment or benefit which will or may be made by Abacus, any Subsidiary of Abacus, Alphabet or any of their respective affiliates with respect to any Abacus Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     Section 3.11 Labor Matters. (a) Except as set forth in the Abacus SEC Reports filed prior to the date hereof, and except for those matters that would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect no work stoppage, slowdown, lockout or labor strike against Abacus or any Subsidiary of Abacus by Abacus Employees (or any union that represents them) is pending or, to the knowledge of Abacus, threatened.

          (b) Except as set forth in the Abacus SEC Reports filed prior to the date hereof and as, individually or in the aggregate, would not reasonably be expected to have an Abacus Material Adverse Effect, as of the date of this Agreement, neither Abacus nor any Subsidiary of Abacus is involved in or, to the knowledge of Abacus, threatened with any labor dispute, grievance, or arbitration or union organizing activity (by it or any of its employees) involving any Abacus Employees.

     Section 3.12 Environmental Matters. Except as set forth in the Abacus SEC Reports filed prior to the date hereof and except for those matters that would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect:

               (i) Abacus and each of its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below), and neither Abacus nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that Abacus or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

               (ii) Abacus and each of its Subsidiaries has obtained or has applied for all applicable environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all those Environmental Permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and Abacus and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits.

               (iii) There is no Environmental Claim (as defined below) pending or, to the knowledge of Abacus, threatened (i) against Abacus or any of its Subsidiaries, (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by Abacus or any of its Subsidiaries, or (iii) against any real or personal property or operations which Abacus or any of its Subsidiaries owns, leases or operates, in whole or in part.

               (iv) There have been no Releases (as defined below) of any Hazardous Material (as defined below) that would be reasonably likely to form the basis of any Environmental Claim against Abacus or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim has been retained or assumed contractually by Abacus or any of its Subsidiaries.

               (v) None of the properties owned, leased or operated by Abacus, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites or any analogous state list (excluding easements that transgress those Superfund sites).

For purposes of this Agreement:

               (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person (including any federal, state, local or foreign governmental authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the representing Party or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws, rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

               (iii) "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls ("PCBs"), radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and
(C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law.

               (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

     Section 3.13 Board Action; Vote Required. (a) Abacus' Board of Directors has approved this Agreement, the Abacus Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, has determined that the Merger is advisable, fair to and in the best interests of Abacus and its stockholders and has resolved to recommend to stockholders that they vote in favor of approving and adopting this Agreement and approving the Merger. Neither Section 203 of the DGCL nor any other state takeover or similar statute or regulation applies to the Merger, this Agreement, the Abacus Stock Option Agreement (including the purchase of shares of Abacus Common Stock thereunder) or any of the transactions contemplated hereby or thereby. The Board of Directors of Abacus has duly adopted (and not withdrawn) a resolution rescinding any authorization previously granted permitting Abacus to repurchase shares of Abacus Common Stock. In connection with each Abacus Benefit Plan under which a holder of an option granted pursuant thereto would be entitled, in respect of such option, to receive cash upon a change of control, the Board of Directors (or the appropriate Committee thereof) has taken all necessary action so that in connection with the Merger such holder would be entitled to exercise such option solely for shares of Abacus Common Stock or, following the Merger, Alphabet Common Stock.

          (b) The affirmative vote of the holders of a majority of all of the outstanding shares of Abacus Common Stock is necessary to approve and adopt this Agreement and the Merger. Such vote is the only vote of the holders of any class or series of Abacus' capital stock required to approve this Agreement, the Abacus Stock Option Agreement and the transactions contemplated hereby and thereby.

     Section 3.14 Opinion of Financial Advisor. Abacus or its Board of Directors has received the written opinion of The Blackstone Group, dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of shares of Abacus Common Stock from a financial point of view. An executed copy of such opinion has been delivered to Alphabet.

     Section 3.15 Brokers. Set forth in the Abacus Disclosure Letter is a list of each broker, finder or investment banker and other Person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Abacus or any of its Subsidiaries and the expected amounts of such fees and commissions. Abacus has previously provided to Alphabet copies of any agreements giving rise to any such fee or commission.

     Section 3.16 Tax Matters. (a) All material Tax Returns (defined below) required to be filed by Abacus or its Subsidiaries on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect.

          (b) Except where the failure to pay, collect or withhold would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect (i) all Taxes (defined below), that are required to be paid, have been or will be fully paid (except with respect to matters contested in good faith as set forth in the Abacus Disclosure Letter) or as of May 2, 1998 adequately reflected as a liability on Abacus' or its Subsidiaries' books and records (without taking into account any deferred Tax liabilities) and (ii) all Taxes required to be collected or withheld from third parties have in all material respects been collected or withheld.

          (c) Abacus and each of its Subsidiaries have not waived any statute of limitations with respect to federal income Taxes or agreed to any extension of time with respect to federal income or material state Tax assessment or deficiency.

          (d) As of the date hereof, there are not pending or, to the knowledge of Abacus, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters that
(i) were raised by any Taxing authority in a written communication to Abacus or any Subsidiary and (ii) would, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the Abacus SEC Reports filed prior to the date hereof.

          (e) Abacus has made available to Alphabet true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by Abacus and its Subsidiaries for each of its fiscal years ended on or about January 31, 1995, 1996, and 1997.

          As used in this Agreement, (i) the term "Tax " (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     Section 3.17 Intellectual Property. Neither Abacus nor any of its Subsidiaries currently utilizes, or to the knowledge of the general counsel and members of the legal department of Abacus involved in intellectual property, has in the past utilized, any existing or pending patent, trademark, trade name, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Abacus or its Subsidiaries in their business operations, and neither Abacus nor any of its Subsidiaries infringes upon or unlawfully uses any patent, trademark, trade name, service mark, copyright or trade secret owned or validly claimed by another Person except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect. Abacus and its Subsidiaries own, have a valid license to use or have the right validly to use all existing and pending patents, trademarks, tradenames, service marks, copyrights and software necessary to carry on their respective businesses substantially as currently conducted except the failure of which to own, validly license or have the right validly to use, individually or in the aggregate, would not reasonably be expected to have an Abacus Material Adverse Effect.

     Section 3.18 Insurance. Except to the extent adequately accrued on the most recent balance sheet contained in the Abacus SEC Reports filed as of the date hereof, neither Abacus nor its Subsidiaries has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums or "retro-premiums" that, individually or in the aggregate, would reasonably be expected to have an Abacus Material Adverse Effect.

     Section 3.19 Contracts and Commitments. Set forth in the Abacus Disclosure Letter is a complete and accurate list of all of the following contracts (written or oral), plans, undertakings, commitments or agreements ("Abacus Contracts") to which Abacus or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

          (a) each distribution, supply, inventory purchase, franchise, license, sales, agency or advertising contract involving annual expenditures or liabilities in excess of $30,000,000 which is not cancelable (without material penalty, cost or other liability) within one year;

          (b) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $20,000,000;

          (c) each contract, lease, agreement, instrument or other arrangement containing any "radius clause" applicable to markets in which Alphabet has operations the compliance (or failure to comply) with which would reasonably be expected, individually or in the aggregate, to have an Abacus Material Adverse Effect;

          (d) each joint venture or partnership agreement pursuant to which any third party is entitled to develop any property and/or facility on each behalf of Abacus or any of its Subsidiaries material to Abacus and its Subsidiaries taken as a whole; and

          (e) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

          True and complete copies of the written Abacus Contracts, as amended to date, that would be required to be filed as exhibits to Abacus' Form 10-K if such Form 10-K were being filed on the date hereof, that are identified in the Abacus Disclosure Letter and have not been filed prior to the date hereof as Exhibits to the Abacus SEC Reports have been delivered or made available to Alphabet.

          To the knowledge of Abacus, each Abacus Contract is valid and binding on Abacus, any Subsidiary of Abacus which is a party thereto and each other party thereto and is in full force and effect, and Abacus and its Subsidiaries have performed and complied with all obligations required to be performed or compiled with by them under each Abacus Contract, except in each case as would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect.

     Section 3.20 Accounting and Tax Matters. Neither Abacus nor any of its affiliates has taken or agreed to take any action, nor does Abacus have any knowledge of any fact or circumstance with respect to Abacus, which would prevent the business combination to be effected pursuant to the Merger from being accounted for as a "pooling-of-interests" under GAAP or the rules and regulations of the SEC or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     Section 3.21 Ownership of Shares of Alphabet. Abacus and its
Subsidiaries do not beneficially own (as defined in Rule 13d-3 under the Exchange Act) any capital stock or other equity securities of Alphabet or any Alphabet Equity Rights (as defined herein) other than pursuant to the Alphabet Stock Option Agreement.

                                 ARTICLE IV

          Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by Alphabet to Abacus (the "Alphabet Disclosure Letter"), Alphabet and Abacus Holdings hereby represent and warrant to Abacus as follows:

     Section 4.1 Organization and Qualification; Subsidiaries. (a) Alphabet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of Alphabet (including Abacus Holdings) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of Alphabet and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect.

          (b) All of the outstanding shares of capital stock and other equity securities of the Significant Subsidiaries of Alphabet (including Abacus Holdings) have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by Alphabet, free and clear of all pledges and security interests. All outstanding shares of capital stock and other equity interests of each Subsidiary of Alphabet owned directly or indirectly by Alphabet are free and clear of all liens, claims or encumbrances as would, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from Alphabet or any of its Significant Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of Alphabet (including Abacus Holdings). The Alphabet Disclosure Letter lists the name and jurisdiction of incorporation or organization of each of the Significant Subsidiaries of Alphabet.

          (c) Except for interests in Subsidiaries, neither Alphabet nor any of its Subsidiaries owns directly or indirectly any material equity interest in any Person or, other than pursuant to this Agreement, has any obligation or made any commitment to acquire any such interest or make any such investment.

     Section 4.2 Certificate of Incorporation and Bylaws. Alphabet has furnished, or otherwise made available, to Abacus a complete and correct copy of the certificate of incorporation and bylaws, as amended to the date of this Agreement, of Alphabet. Such certificate of incorporation and bylaws are in full force and effect. Alphabet is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     Section 4.3 Capitalization. (a) The authorized capital stock of Alphabet consists of 1,200,000,000 shares of Alphabet Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Alphabet Preferred Stock"). At the close of business on July 30, 1998 (the "Alphabet Capital Stock Disclosure Date"), (i) 245,507,844 shares of Alphabet Common Stock, and no shares of Alphabet Preferred Stock, were issued and outstanding and (ii) no shares of Alphabet Common Stock, and no shares of Alphabet Preferred Stock, were held by Alphabet in its treasury. The Alphabet Disclosure Letter lists the number of shares of Alphabet Common Stock and Alphabet Preferred Stock reserved for issuance as of the Alphabet Capital Stock Disclosure Date under each of the Alphabet Benefit Plans (as defined in Section 4.10) or otherwise. Since the Alphabet Capital Stock Disclosure Date until the date of this Agreement, no shares of Alphabet Common Stock or Alphabet Preferred Stock have been issued or reserved for issuance, except in respect of the exercise, conversion or exchange of Alphabet Equity Rights outstanding as of the Alphabet Capital Stock Disclosure Date and in connection with the Alphabet Stock Option Agreement. For purposes of this Agreement, "Alphabet Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Alphabet or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of Alphabet. The Alphabet Disclosure Letter sets forth the number and type of Alphabet Equity Rights (including the number and class of Alphabet's capital stock for or into which such Alphabet Equity Rights are exercisable, convertible or exchangeable and any Alphabet Benefit Plan pursuant to which such Alphabet Equity Rights were granted or issued) outstanding as of the Alphabet Capital Stock Disclosure Date. Other than the Alphabet Equity Rights disclosed in the Alphabet Disclosure Letter and the Alphabet Equity Rights granted pursuant to the Alphabet Stock Option Agreement, Alphabet does not have any outstanding Alphabet Equity Rights as of the date of this Agreement. Except as disclosed in the Alphabet SEC Reports (defined below), no stockholders of Alphabet are party to any voting agreement, voting trust or similar arrangement with respect to Alphabet Shares to which Alphabet or any Subsidiary of Alphabet is a Party.

          (b) There are no outstanding obligations of Alphabet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Alphabet Common Stock or any Alphabet Equity Rights (except in connection with the exercise, conversion or exchange of outstanding Alphabet Equity Rights). All of the issued and outstanding shares of Alphabet Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The Alphabet Disclosure Letter sets forth the number of shares of Alphabet Common Stock repurchased, and the number issued, by Alphabet or any of its Subsidiaries since July 1, 1996.

     Section 4.4 Power and Authority; Authorization; Valid & Binding. Each of Alphabet and Abacus Holdings has the necessary corporate power and authority to deliver this Agreement and, in the case of Alphabet, the Stock Option Agreements, to perform its obligations hereunder, as applicable, and to consummate the transactions contemplated hereby, as applicable, except that the issuance of shares of Alphabet Common Stock in accordance with the terms of this Agreement is subject to the approval of stockholders of Alphabet as required by the rules and regulations of the NYSE. The execution and delivery by each of Alphabet and Abacus Holdings of this Agreement and, in the case of Alphabet, the Stock Option Agreements, the performance by it of its obligations hereunder and thereunder, as applicable, and the consummation by Alphabet of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all necessary corporate action on the part of Alphabet, except that the issuance of shares of Alphabet Common Stock in accordance with the terms of this Agreement and the Merger is subject to the approval of stockholders of Alphabet as required by the rules and regulations of the NYSE. This Agreement has been duly executed and delivered by Alphabet and Abacus Holdings and, assuming the due authorization, execution and delivery by Abacus, constitutes a legal, valid and binding obligation of Alphabet and Abacus Holdings enforceable against such parties in accordance with the terms hereof or thereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 4.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Alphabet and Abacus Holdings and the Alphabet Stock Option Agreement by Alphabet does not, and the performance by Alphabet of its obligations hereunder and thereunder and the consummation by Alphabet of the transactions contemplated hereby and thereby will not, (i) violate or conflict with the certificate of incorporation or bylaws of Alphabet (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Alphabet or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) subject to obtaining the approval of the stockholders of Alphabet for the issuance of shares of Alphabet Common Stock in accordance with the terms hereof, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Alphabet or any of its Subsidiaries pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, Alphabet or any of its Subsidiaries), require the consent of any other party to, or result in any obligation on the part of Alphabet or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which Alphabet or any of its Subsidiaries is a party or by which Alphabet, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses
(ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect.

          (b) Except for applicable requirements, if any, under the premerger notification requirements of the HSR Act, the filing of a certificate of merger with respect to the Merger as required by the DGCL, filings with the SEC under the Securities Act and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws any filings required pursuant to any state liquor, gaming or pharmacy laws, any applicable Environmental Laws (as defined herein) governing the transfer of any interest in real property or of business operations (including without limitation transfer acts, notifications, and deed restrictions), and the transfer or application requirements with respect to the environmental permits of Alphabet or its Subsidiaries, or pursuant to the rules and regulations of any stock exchange on which the Alphabet Shares are listed, and approval of stockholders required under the rules and regulations of the NYSE, neither Alphabet nor any of its Subsidiaries (including Abacus Holdings) is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement, the Stock Option Agreements or the Merger except for such notices, reports or filings, that, if not made, would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by Alphabet or any of its Subsidiaries (including Abacus Holdings) in connection with its execution, delivery, performance or consummation of this Agreement, the Stock Option Agreements or the transactions contemplated hereby and thereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect.

     Section 4.6 SEC Reports; Financial Statements. (a) Alphabet has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since January 1, 1995, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the "Alphabet SEC Reports"), and, with respect to the Alphabet SEC Reports filed by Alphabet after the date hereof and prior to the Closing Date, will deliver or make available, to Abacus all of its Alphabet SEC Reports in the form filed with the SEC. The Alphabet SEC Reports (i) were (and any Alphabet SEC Reports filed after the date hereof will be) in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any Alphabet SEC Reports filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements, including all related notes and schedules, contained in the Alphabet SEC Reports (or incorporated therein by reference) fairly present in all material respects (or, with respect to financial statements contained in the Alphabet SEC Reports filed after the date hereof, will fairly present in all material respects) the consolidated financial position of Alphabet and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of Alphabet and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC.

     Section 4.7 Absence of Certain Changes. Except as disclosed in the Alphabet SEC Reports filed prior to the date hereof, (a) since the end of Alphabet's fiscal year last ended, Alphabet and each of its Subsidiaries has conducted its business in all material respects in the ordinary and usual course of its business consistent with past practice and there has not been any change in the financial condition, business or results of operations of Alphabet and its Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have an Alphabet Material Adverse Effect and (b) since the end of Alphabet's fiscal year last ended until the date hereof, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Alphabet, other than regular cash dividends consistent with past practice;
(ii) any change by Alphabet to its accounting policies, practices or methods; (iii) any amendment or change to the terms of any of its indebtedness material to Alphabet and its Subsidiaries taken as a whole;
(iv) any incurrence of any material indebtedness outside of the ordinary course of business; (v) outside the ordinary course of business, any transfer, lease, license, sale, mortgage, pledge, encumbrance or other disposition of assets or properties material to Alphabet and its Subsidiaries taken as a whole; (vi) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Alphabet or its Subsidiaries material to Alphabet and its Subsidiaries taken as a whole, whether or not covered by insurance; (vii) except on a case-by-case basis in the ordinary course of business consistent with past practice for employees other than executive officers or directors, or except as required by applicable law or pursuant to a contractual obligation in effect as of the date of this Agreement, (A) any execution, adoption or amendment of any agreement or arrangement relating to severance or any employee benefit plan or employment or consulting agreement (including, without limitation, the Alphabet Benefit Plans referred to in Section 4.10 hereof) or (B) any grant of any stock options or other equity related award; or (viii) any agreement or commitment entered into with respect to any of the foregoing.

     Section 4.8 Litigation and Liabilities. (a) Except as disclosed in the Alphabet SEC Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings) or, to the knowledge of Alphabet, hearings or investigations, pending or, to the knowledge of Alphabet, threatened against, or otherwise adversely affecting Alphabet or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect.

          (b) Neither Alphabet nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) the existence of which would, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect, except (i) liabilities described in the Alphabet SEC Reports filed with the SEC prior to the date hereof or reflected on the Alphabet's consolidated balance sheet (and related notes thereto) as of the end of its most recently completed fiscal year filed in the Alphabet SEC Reports, (ii) liabilities incurred since the end of Alphabet's most recently completed fiscal year in the ordinary course of business consistent with past practice, that would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect or (iii) liabilities permitted to be incurred pursuant to Section 5.2.

     Section 4.9 No Violation of Law; Permits. The business of Alphabet and each of its Subsidiaries is being conducted in accordance with all applicable statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, and not in violation of any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and Alphabet and each of its Subsidiaries has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect. Neither Alphabet nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by or is a party to any written agreement, consent agreement or memorandum of understanding with, or to the knowledge of Alphabet, is a party to any commitment letter or similar undertaking to, or, to the knowledge of Alphabet, is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity, that materially restricts the conduct of its business (whether the type of business, the location thereof or otherwise) and which, individually or in the aggregate, would reasonably be expected to have an Alphabet Material Adverse Effect, nor to the knowledge of Alphabet, has Alphabet been advised in writing that any Governmental Entity has proposed issuing or requesting any of the foregoing.

     Section 4.10 Employee Matters; ERISA. (a) Set forth in the Alphabet Disclosure Letter is a complete list of each Alphabet Benefit Plan and each Alphabet Multiemployer Plan. The term "Alphabet Benefit Plan" shall mean
(i) each plan, program, policy, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind including, without limitation, any "employee benefit plan," within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, and (ii) each employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, in each case, with respect to which Alphabet or any Subsidiary of Alphabet has or may have any liability (accrued, contingent or otherwise). The term "Alphabet Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA in respect to which Alphabet or any Subsidiary of Alphabet has or may have any liability (accrued, contingent or otherwise).

          (b) Alphabet has provided or made available, or has caused to be provided or made available, to Abacus (i) current, accurate and complete copies of all documents embodying each Alphabet Benefit Plan, including all amendments thereto, written interpretations thereof (which interpretation materially increases the liabilities of Alphabet and its Subsidiaries taken as a whole under the relevant Alphabet Benefit Plan) and all trust or funding agreements with respect thereto; (ii) the most recent annual actuarial valuation, if any, prepared for each Alphabet Benefit Plan; (iii) the most recent annual report (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Alphabet Benefit Plan or related trust; (iv) the most recent determination letter received from the Internal Revenue Service, if any, for each Alphabet Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if any Alphabet Benefit Plan is funded, the most recent annual and periodic accounting of such Alphabet Benefit Plan's assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Alphabet Benefit Plan; and (vii) all material communications to any one or more current, former or retired employee, officer, consultant, independent contractor, agent or director of Alphabet or any Subsidiary of Alphabet (each, an "Alphabet Employee" and collectively, the "Alphabet Employees") relating to each Alphabet Benefit Plan (which communication materially increases the liabilities of Alphabet and its Subsidiaries taken as a whole under the relevant Alphabet Benefit
Plan).

          (c) All Alphabet Benefit Plans have been administered in all respects in accordance with the terms thereof and all applicable laws except for violations which, individually or in the aggregate, would not reasonably be expected to have an Alphabet Material Adverse Effect. Each Alphabet Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code (each, an "Alphabet Pension Plan"), has received a favorable determination letter from the Internal Revenue Service, and Alphabet is not aware of any circumstances that would reasonably be expected to result in the revocation or denial of such qualified status. Except as otherwise set forth in the Alphabet Disclosure Letter or in the Alphabet SEC Reports filed prior to the date hereof, there is no pending or, to Alphabet's knowledge, threatened, claim, litigation, proceeding, audit, examination or investigation relating to any Alphabet Benefit Plans or Alphabet Employees that, individually or in the aggregate, would reasonably be expected to have an Alphabet Material Adverse Effect.

          (d) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by Alphabet or any Subsidiaries of Alphabet or any entity which is considered a single employer with Alphabet or any Subsidiary of Alphabet under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "Alphabet ERISA Affiliate"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Alphabet Pension Plan within the past twelve (12) months.

          (e) All contributions, premiums and payments (other than contributions, premiums or payments that are not material, in the aggregate) required to be made under the terms of any Alphabet Benefit Plan have been made. No Alphabet Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Alphabet nor any Subsidiaries of Alphabet nor any Alphabet ERISA Affiliate has provided, or is required to provide, security to any Alphabet Pension Plan pursuant to Section 401(a)(29) of the Code.

          (f) Except as set forth in the Alphabet SEC Reports filed prior to the date hereof, under each Alphabet Pension Plan which is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in each such Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year of such Pension Plan.

          (g) As of the Closing Date, neither Alphabet, any Subsidiary of Alphabet nor any Alphabet ERISA Affiliate will have incurred any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date that has not previously been satisfied. Neither Alphabet, any Subsidiary of Alphabet nor any Alphabet ERISA Affiliate has knowledge that any Alphabet Multiemployer Plan fails to qualify under Section 401(a) of the Code, is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA nor of any condition that would reasonably be expected to result in an Alphabet Multiemployer Plan becoming insolvent or going into reorganization.

          (h) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Alphabet Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Alphabet Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Alphabet or any Subsidiary of Alphabet to amend or terminate any Alphabet Benefit Plan. No payment or benefit which will or may be made by Alphabet, any Subsidiary of Alphabet or any of their respective affiliates with respect to any Alphabet Employee will be characterized as an "excess parachute payment," within the meaning of
Section 280G(b)(1) of the Code.

     Section 4.11 Labor Matters. (a) Except as set forth in the Alphabet SEC Reports filed prior to the date hereof and except for those matters that would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect, no work stoppage, slowdown, lockout or labor strike against Alphabet or any Subsidiary of Alphabet by Alphabet Employees (or any union that represents them) is pending or, to the knowledge of Alphabet, threatened.

          (b) Except as set forth in the Alphabet SEC Reports filed prior to the date hereof and as, individually or in the aggregate, would not reasonably be expected to have an Alphabet Material Adverse Effect, as of the date of this Agreement, neither Alphabet nor any Subsidiary of Alphabet is involved in or, to the knowledge of Alphabet, threatened with any labor dispute, grievance, or arbitration or union organizing activity (by it or any of its employees) involving any Alphabet Employees.

     Section 4.12 Environmental Matters. Except as set forth in Alphabet's SEC Reports filed prior to the date hereof and except for those matters that would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect:

               (i) Alphabet and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and neither Alphabet nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that Alphabet or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

               (ii) Alphabet and each of its Subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of its facilities or the conduct of its operations, and all those Environmental Permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and Alphabet and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits.

               (iii) There is no Environmental Claim pending or, to the knowledge of Alphabet, threatened (i) against Alphabet or any of its Subsidiaries, (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by Alphabet or any of its Subsidiaries, or (iii) against any real or personal property or operations which Alphabet or any of its Subsidiaries owns, leases or operates, in whole or in part.

               (iv) There have been no Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Alphabet or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim has been retained or assumed contractually by Alphabet or any of its Subsidiaries.

               (v) None of the properties owned, leased or operated by Alphabet, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites or any analogous state list (excluding easements that transgress those Superfund sites).

     Section 4.13 Board Action; Vote Required. (a) Alphabet's Board of Directors has approved this Agreement, the Alphabet Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, has determined that the Merger is advisable, fair to and in the best interests of Alphabet and its stockholders and has resolved to recommend to its stockholders that they vote in favor of the issuance of shares of Alphabet Common Stock pursuant to the terms hereof. Neither Section 203 of the DGCL, nor any other state takeover or similar statute or regulation applies to the Merger, this Agreement, the Alphabet Stock Option Agreement (including the purchase of shares of Alphabet Common Stock thereunder) or any of the transactions contemplated hereby or thereby. The Board of Directors of Alphabet has duly adopted (and not withdrawn) a resolution rescinding any authorization previously granted permitting Alphabet to repurchase shares of Alphabet Common Stock.

          (b) The affirmative vote of the holders of a majority of the shares of Alphabet Common Stock present in person or by proxy at a duly convened and held meeting of the stockholders of Alphabet is necessary to approve the issuance by Alphabet of the shares of Alphabet Common Stock pursuant to the terms hereof. Such vote is the only vote of the holders of any class or series of Alphabet's capital stock required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby.

     Section 4.14 Opinion of Financial Advisor. Alphabet or its Board of Directors has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Alphabet. An executed copy of such opinion has been delivered to Abacus.

     Section 4.15 Brokers. Set forth in the Alphabet Disclosure Letter is a list of each broker, finder or investment banker and other Person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Alphabet or any of its Subsidiaries and the expected amounts of such fees and commissions. Alphabet has previously provided to Abacus copies of any agreements giving rise to any such fee or commission.

     Section 4.16 Tax Matters. (a) All material Tax Returns required to be filed by Alphabet or its Subsidiaries on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect.

          (b) Except where the failure to pay, collect or withhold would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect (i) all Taxes that are required to be paid have been or will be fully paid (except with respect to matters contested in good faith as set forth in the Alphabet Disclosure Letter) or as of May 2, 1998 adequately reflected as a liability on Alphabet's or its Subsidiaries' books and records (without taking into account any deferred Tax liabilities) and (ii) all Taxes required to be collected or withheld from third parties have in all material respects been collected or withheld.

          (c) Alphabet and each of its Subsidiaries have not waived any statute of limitations with respect to federal income Taxes or agreed to any extension of time with respect to a federal income or material state Tax assessment or deficiency.

          (d) As of the date hereof, there are not pending or, to the knowledge of Alphabet, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters that
(i) were raised by any Taxing authority in a written communication to Alphabet or any Subsidiary and (ii) would, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the Alphabet SEC Report filed prior to the date hereof.

          (e) Alphabet has made available to Abacus true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by Alphabet and its Subsidiaries for each of its fiscal years ended on or about January 31, 1995, 1996, 1997.

     Section 4.17 Intellectual Property. Neither Alphabet nor any of its Subsidiaries currently utilizes, or to the knowledge of the general counsel and the members of the legal department of Alphabet involved in intellectual property, has in the past, utilized any existing or pending patent, trademark, trade name, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Alphabet or its Subsidiaries in their business operations, and neither Alphabet nor any of its Subsidiaries infringes upon or unlawfully uses any patent, trademark, trade name, service mark, copyright or trade secret owned or validly claimed by another Person except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect. Alphabet and its Subsidiaries own or have a valid license to use or have the right validly to use all existing and pending patents, trademarks, tradenames, service marks, copyrights and software necessary to carry on their respective businesses substantially as currently conducted except the failure of which to own, or validly license, or have the right to validly use individually or in the aggregate, would not reasonably be expected to have an Alphabet Material Adverse Effect.

     Section 4.18 Insurance. Except to the extent adequately accrued on the most recent balance sheet contained in the Alphabet SEC Reports filed as of the date hereof, neither Alphabet nor its Subsidiaries has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums or "retro premiums" that, individually in the aggregate, would reasonably be expected to have, an Alphabet Material Adverse Effect.

     Section 4.19 Contracts and Commitments. Set forth in the Alphabet Disclosure Letter is a complete and accurate list of all of the following contracts (written or oral), plans, undertakings, commitments or agreements ("Alphabet Contracts") to which Alphabet or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement.

          (a) each distribution, supply, inventory purchase, franchise, license, sales, agency or advertising contract involving annual expenditures or liabilities in excess of $30,000,000 which is not cancelable (without material penalty, cost or other liability) within one
(1) year;

          (b) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $20,000,000;

          (c) each contract, lease, agreement, instrument or other arrangement containing any "radius clause" applicable to markets in which Alphabet has operations the compliance (or failure to comply) with which would not reasonably be expected, individually or in the aggregate, to have an Alphabet Material Adverse Effect;

          (d) each joint venture or partnership agreement pursuant to which any third party is entitled to develop any property and/or facility on each behalf of Alphabet or any of its Subsidiaries material to Alphabet and its Subsidiaries taken as a whole;

          (e) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

          (f) except as would not reasonably be expected to have, individually or in the aggregate, an Alphabet Material Adverse Effect, each contract, lease, agreement, plan (including Alphabet Benefit Plans), instrument, note, indenture or other arrangement to which Alphabet or any of its Subsidiaries is a party or otherwise bound under the terms of which any of the rights or obligations of a party thereto (or any other Person who has rights or obligations thereunder) may be terminated, accelerated, vested, modified or altered as a result of the execution and delivery of this Agreement and the Stock Option Agreement, the performance by the parties of their obligations hereunder or thereunder or consummation of the transactions contemplated hereby and thereby;

          True and complete copies of the written Alphabet Contracts, as amended to date, that would be required to be filed as exhibits to Alphabet's Form 10-K if such Form 10-K were being filed on the date hereof, that are identified in the Alphabet Disclosure Letter and have not been filed prior to the date hereof as Exhibits to the Alphabet SEC Reports have been delivered or made available to Abacus.

          To the knowledge of Alphabet, each Alphabet Contract is valid and binding on Alphabet, any Subsidiary of Alphabet which is a party thereto and each other party thereto and is in full force and effect, and Alphabet and its Subsidiaries have performed and complied with all obligations required to be performed or compiled with by them under each Alphabet Contract, except in each case as would not, individually or in the aggregate, reasonably be expected to have an Alphabet Material Adverse Effect.

     Section 4.20 Accounting and Tax Matters. Neither Alphabet nor any of its affiliates has taken or agreed to take any action, nor does Alphabet have any knowledge of any fact or circumstance with respect to Alphabet or Merger Sub, which would prevent the business combination to be effected pursuant to the Merger from being accounted for as a "pooling-of-interests" under GAAP or the rules and regulations of the SEC or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

          Section 4.21 Ownership of Shares of Alphabet. Alphabet and its Subsidiaries do not beneficially own (as defined in Rule 13d-3 under the Exchange Act) any capital stock or other equity securities of Abacus or any Abacus Equity Rights other than the Abacus Stock Option Agreement.

          Section 4.22. Rights Agreement. No "Distribution Date," "Stock Acquisition Date" or "Triggering Event" (as such terms are defined in the Rights Agreement, dated as of December 9, 1996, between Alphabet and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the "Alphabet Rights Agreement")) has occurred as of the date hereof. The execution and delivery of this Agreement and the Alphabet Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the ability of any Person to exercise any rights ("Alphabet Rights") issued under the Alphabet Rights Agreement or cause the Alphabet Rights to separate from the shares of Alphabet Common Stock to which they are attached or to be triggered or become exercisable.

                                 ARTICLE V

          Section 5.1 Interim Operations of Abacus. Abacus covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Alphabet shall otherwise approve in writing, or unless as otherwise expressly contemplated by this Agreement or disclosed in the Abacus Disclosure Letter):

               (i) the business of Abacus and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, each of Abacus and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact in all material respects, keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relations and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it;

               (ii) Abacus shall not (A) amend its Certificate of Incorporation or Bylaws, or adopt any shareholders rights plan or enter into any agreement with any of its stockholders in their capacity as such;
(B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock, other than regular quarterly cash dividends in amounts consistent with past practice which dividends shall not exceed the per share quarterly dividend amounts set forth on the Abacus Disclosure Letter; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any Abacus Equity Rights (it being understood that this provision shall not prohibit the exercise (cashless or otherwise) of options);

               (iii) neither Abacus nor any of its Subsidiaries shall take any action that to the knowledge of Abacus would prevent the business combination to be effected pursuant to the Merger from qualifying for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the SEC, or would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code or take any action that it knows would cause any of its representations and warranties herein to become inaccurate in any material respect;

               (iv) except as expressly permitted by this Agreement, and except as required by applicable law or pursuant to contractual obligations in effect on the date hereof, Abacus shall not, and shall not permit its Subsidiaries to, (A) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance, (B) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan or employment or consulting agreement (including, without limitation, the Abacus Benefit Plans referred to in Section 3.10 hereof; provided however that Abacus and its Subsidiaries may enter into consulting agreements in the ordinary course of business consistent with past practice pursuant to the Abacus Delta Program as in effect on the date hereof), or (C) grant any stock options or other equity related awards except issuances of restricted stock in accordance with the existing obligations of Abacus under its Performance Incentive Plan as in effect on the date hereof;

               (v) except for (A) borrowings under lines of credit as existing as of the date hereof, (B) any amendments, renewals, replacements or extensions of such lines of credit that will not increase the aggregate amount of borrowing permitted thereunder, (C) the issuance and roll-over of commercial paper, (D) the issuance of medium term notes with a maturity date not later than 364 days from the date of issuance to renew, replace or refinance existing indebtedness and (E) new indebtedness with a maturity date not later than 364 days from the date of issuance in the aggregate principal amount not to exceed $300,000,000, in each case in the ordinary course of business, neither Abacus nor any of its Subsidiaries shall issue, incur or amend the terms of any indebtedness for borrowed money or guarantee any such indebtedness (other than indebtedness of Abacus or any wholly-owned Subsidiary thereof);

               (vi) neither Abacus nor any of its Subsidiaries shall make any capital expenditures in any twelve month period after the date hereof in an aggregate amount in excess of the aggregate amount reflected in the capital expenditure budget for such twelve month period, a copy of which is attached to the Abacus Disclosure Letter;

               (vii) other than in the ordinary course of business consistent with past practice, neither Abacus nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) material to Abacus and its Subsidiaries taken as a whole, except pursuant to contracts existing as of the date hereof (the terms of which have been previously disclosed to Alphabet);

               (viii) neither Abacus nor any of its Subsidiaries shall issue, deliver, sell or encumber shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except any such shares issued pursuant to options and other awards outstanding on the date hereof under Abacus Benefit Plans and awards of options and other awards granted hereafter under Abacus Benefit Plans in accordance with the terms of this Agreement and shares issuable pursuant to such awards;

               (ix) neither Abacus nor any of its Subsidiaries shall acquire any business, including any stores or other facilities, whether by merger, consolidation, purchase of property or assets or otherwise, except to the extent provided for in the capital expenditure budget attached to the Abacus Disclosure Letter in respect of any twelve month period after the date hereof;

               (x) Abacus shall not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

               (xi) other than pursuant to this Agreement, Abacus shall not, and shall not permit any of its Subsidiaries to, take any action to cause Abacus Shares to cease to be listed on the NYSE;

               (xii) Abacus shall not, and shall not permit any of its Subsidiaries to, enter into any Abacus Contract described in clauses (a),
(c) and (d) of Section 3.19, or amend any distribution, supply, inventory, purchase, franchise, license, sales agency or advertising contract such that annual expenditures or liabilities thereunder increase by more than $30,000,000 and Abacus' inability to cancel or terminate such contract is extended by more than one year, but in no event to a date later than June 30, 2000;

               (xiii) Abacus shall not change or, other than in the ordinary course of business consistent with past practice, make any material Tax election; or

               (xiv) Abacus shall not enter into, or permit any of its Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

     Section 5.2 Interim Operations of Alphabet. Alphabet covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Abacus shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement or disclosed in the Alphabet Disclosure Letter):

               (i) the business of Alphabet and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and to the extent consistent therewith, each of Alphabet and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact in all material respects, keep available the services of its executive officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relationships and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with it; provided, however, that nothing contained in this clause (i) shall prohibit Alphabet from acquiring, or exploring the acquisition of, any retail business, including any stores or facilities, whether by merger, consolidation, purchase of property or assets or otherwise to the extent that such acquisition is not reasonably expected to interfere with or delay (in any material respect) the consummation of the Merger provided that the aggregate fair market value of the consideration paid in connection with any single acquisition or series of integrally related acquisitions shall not exceed $1,000,000,000;

               (ii) Alphabet shall not issue, deliver, grant or sell any additional shares of Alphabet Common Stock or any Alphabet Equity Rights, (other than the issuance, delivery, grant or sale of shares of Alphabet Common Stock or Alphabet Equity Rights (w) pursuant to a stock split or stock dividend, (x) in the ordinary course of business consistent with past practice pursuant to Alphabet Benefit Plans, (y) pursuant to the exercise or conversion of Equity Rights outstanding as of the date hereof or issued by Alphabet after the date hereof in accordance with subclauses (x) and (z) of this clause (ii) and, (z) representing, in the aggregate (but not including shares of Alphabet Common Stock or Alphabet Equity Rights issued, delivered, granted or sold pursuant to subclauses (w), (x) and (y) hereof), not more than such number of shares of Alphabet Common Stock as would represent more than 15% of the then outstanding capital stock of Alphabet.

               (iii) Alphabet shall not (A) amend its Certificate of Incorporation, or Bylaws or amend the Alphabet Rights Agreement or redeem the Alphabet Rights; (B) reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock, other than regular quarterly cash dividends in amounts consistent with past practice; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any Alphabet Equity Rights (it being understood that this provision shall not prohibit the exercise (cashless or otherwise) of options);

               (iv) neither Alphabet nor any of its Subsidiaries shall take any action that to the knowledge of Alphabet would prevent the business combination to be effected pursuant to Merger from qualifying for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the SEC, or would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code or take any action that it knows would cause any of its representations and warranties herein to become inaccurate in any material respect;

               (v) other than in the ordinary course of business consistent with past practice, neither Alphabet nor any of its Subsidiaries shall transfer, lease, license, sell or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) material to Alphabet and its Subsidiaries taken as a whole, except pursuant to contracts existing as of the date hereof (the terms of which have been previously disclosed to Abacus) and except for any sale or disposition of assets in a single transaction or series of integrally related sales or dispositions the proceeds of which have a fair market value of not more than $1,000,000,000;

               (vi) Alphabet shall not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

               (vii) other than pursuant to this Agreement, Alphabet shall not, and shall not permit any of its Subsidiaries to, take any action to cause the shares of its common stock to cease to be listed on the NYSE; and

               (viii) Alphabet shall not enter into, or permit any of its Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

          Nothing in this Section 5.2 shall prohibit Alphabet from amending the Alphabet, Inc. Executive Deferred Compensation Trust, the Alphabet, Inc. Executive Make-Up Trust and the Alphabet, Inc. 1990 Deferred Compensation Trust (collectively, the "Trusts") to provide that the transactions contemplated by this Agreement (including, without limitation, the Merger) do not constitute a "Change in Control" (as defined in the Trusts) for purposes of the Trusts.

     Section 5.3 No Solicitation by Abacus. (a) Abacus shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Abacus, its Subsidiaries or any of their respective Representatives (defined below) with respect to any proposed, potential or contemplated Abacus Acquisition Transaction (as defined below).

          (b) From and after the date hereof, without the prior written consent of Alphabet, Abacus will not, will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause any of its or their respective officers, directors, employees, financial advisors, agents or representatives (each a "Representative") not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Abacus Acquisition Proposal (as defined below) from any Person, or engage in any discussion or negotiations relating thereto or accept any Abacus Acquisition Proposal; provided, however, that, notwithstanding any other provision hereof, Abacus may (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with Abacus, its Subsidiaries or any of their respective Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Abacus, its Subsidiaries and their business, properties and assets if, and only to the extent that, (A)(x) the third party has first made a bona fide Abacus Acquisition Proposal in writing prior to the date upon which the Agreement and the Merger shall have been approved and adopted by the required vote of the stockholders of Abacus, (y) Abacus' Board of Directors concludes in good faith (after consultation with its financial advisor) that the Abacus Acquisition Transaction contemplated by such Abacus Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Abacus Acquisition Proposal and the Person making the Abacus Acquisition Proposal, and could, if consummated, reasonably be expected to result in a transaction more favorable to Abacus' stockholders from a financial point of view than the Merger contemplated by this Agreement (any such Abacus Acquisition Proposal, an "Abacus Superior Proposal") and (z) Abacus' Board of Directors shall have concluded in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such Person, Abacus (x) provides prompt notice to Alphabet to the effect that Abacus is furnishing information to or entering into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such Person than the terms contained in the confidentiality agreement, dated as of June 23, 1998, among Alphabet, Abacus and the other party thereto (the "Confidentiality Agreement").

          (c) Abacus agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Abacus Acquisition Proposal, or who Abacus or any of its Representatives have had discussions with regarding a proposed, potential or contemplated Abacus Acquisition Transaction unless the Abacus Board of Directors shall conclude in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law. Abacus shall notify Alphabet orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals, any amendments or revisions thereto, and the identity of the Person making it), as promptly as practicable following the receipt thereof, and shall keep Alphabet reasonably informed of the status and material terms of any such inquiry, offer or proposal. For purposes of this Agreement, "Abacus Acquisition Proposal" shall mean, with respect to Abacus, any inquiry, proposal or offer from any Person (other than Alphabet or any of its Subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a business of Abacus or any of its Subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of Abacus and its Subsidiaries, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Abacus or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Abacus and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the capital stock of Abacus, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Abacus or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Abacus and its Subsidiaries. Each of the transactions referred to in clauses (i) - (iv) of the definition of Abacus Acquisition Proposal, other than any such transaction to which Alphabet or any of its Subsidiaries is a party, is referred to herein as an "Abacus Acquisition Transaction".

          (d) Except as expressly permitted by this Section 5.3 or in connection with its termination of this Agreement in accordance with the terms and conditions of Section 8.1(g), neither the Board of Directors of Abacus nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Alphabet, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Abacus Acquisition Proposal or Abacus Acquisition Transaction or (iii) cause Abacus to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Abacus Acquisition Proposal or Abacus Acquisition Transaction. Notwithstanding the foregoing, in the event that the Board of Directors of Abacus shall conclude in good faith, after considering applicable state law, and after consultation with outside counsel, that such action is required for it to act in a manner consistent with its fiduciary duties under applicable law, the Board of Directors of Abacus may withdraw or modify its approval or recommendation of this Agreement and the Merger.

          (e) Nothing contained in this Section 5.3 shall prohibit Abacus
(x) from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) from making any disclosure to its stockholders if, the Board of Directors of Abacus shall conclude in the good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that failure so to disclose would violate its obligations under applicable law; provided, however, that, except in accordance with paragraph (d) of this Section 5.3 or in connection with its termination of this Agreement in accordance with the terms and conditions of Section 8.1(g), neither Abacus nor its Board of Directors shall approve or recommend, an Abacus Acquisition Proposal or Abacus Acquisition Transaction.

     Section 5.4 No Solicitation by Alphabet. (a) Alphabet shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Alphabet, its Subsidiaries or any of their respective Representatives (defined below) with respect to any proposed, potential or contemplated Alphabet Acquisition Transaction (as defined below).

          (b) From and after the date hereof, without the prior written consent of Abacus, Alphabet will not, will not authorize or permit any of its Subsidiaries to, and will not authorize any of its or their respective officers, directors, employees, financial advisors, agents or representatives (each a "Representative") to, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Alphabet Acquisition Proposal (as defined below) from any Person, or engage in any discussion or negotiations relating thereto or accept any Alphabet Acquisition Proposal; provided, however, that, notwithstanding any other provision hereof, Alphabet may (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with Alphabet, its Subsidiaries or any of their respective Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Alphabet, its Subsidiaries and their business, properties and assets if, and only to the extent that,
(A)(x) the third party has first made a bona fide Alphabet Acquisition Proposal in writing prior to the date upon which the issuance of Alphabet Shares pursuant to this Agreement shall have been approved and adopted by the required vote of the stockholders of Alphabet and (y) Alphabet's Board of Directors concludes in good faith (after consultation with its financial advisor) that the Alphabet Acquisition Transaction contemplated by such Alphabet Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Alphabet Acquisition Proposal and the Person making the Alphabet Acquisition Proposal, and could, if consummated, reasonably be expected to result in a transaction more favorable to Alphabet's stockholders from a financial point of view than the Merger contemplated by this Agreement (any such Alphabet Acquisition Proposal, an "Alphabet Superior Proposal") and
(z) Alphabet's Board of Directors shall have concluded in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such Person, Alphabet (x) provides prompt notice to Abacus to the effect that Alphabet is furnishing information to or entering into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such Person than the terms contained in the Confidentiality Agreement.

          (c) Alphabet agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Alphabet Acquisition Proposal, or who Alphabet or any of its Representatives have had discussions with regarding a proposed, potential or contemplated Alphabet Acquisition Transaction unless the Alphabet Board of Directors shall conclude in good faith, after considering applicable provisions of state law, and after consulting with outside counsel, that such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law. Alphabet shall notify Abacus orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals, any amendments or revisions thereto, and the identity of the Person making it), as promptly as practicable following the receipt thereof, and shall keep Abacus reasonably informed of the status and material terms of any such inquiry, offer or proposal. For purposes of this Agreement, "Alphabet Acquisition Proposal" shall mean, with respect to Alphabet, any inquiry, proposal or offer from any Person (other than Abacus or any of its Subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a business of Alphabet or any of its Subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of Alphabet and its Subsidiaries, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Alphabet or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Alphabet and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the capital stock of Alphabet, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Alphabet or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Alphabet and its Subsidiaries; provided, however, that an Alphabet Acquisition Transaction does not include a Transaction permitted pursuant to Section 5.2 as long as such transaction is not reasonably expected to interfere with or delay (in any material respect) the consummation of the Merger.

          (d) Except as expressly permitted by this Section 5.4 or in connection with its termination of this Agreement in accordance with the terms and conditions of Section 8.1(h), neither the Board of Directors of Alphabet nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Abacus, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Alphabet Acquisition Proposal or Alphabet Acquisition Transaction or (iii) cause Alphabet to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alphabet Acquisition Proposal or Alphabet Acquisition Transaction. Notwithstanding the foregoing, in the event that the Board of Directors of Alphabet shall conclude in good faith, after considering applicable state law, and after consultation with outside counsel, that such action is required for it to act in a manner consistent with its fiduciary duties under applicable law, the Board of Directors of Alphabet may withdraw or modify its approval or recommendation of this Agreement and the Merger.

          (e) Nothing contained in this Section 5.4 shall prohibit Alphabet
(x) from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) from making any disclosure to its stockholders if, the Board of Directors of Alphabet shall conclude in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that failure so to disclose would violate its obligations under applicable law; provided, however, that, except in accordance with paragraph (d) of this Section 5.4 or in connection with its termination of this Agreement in accordance with the terms and conditions of Section 8.1(h), neither Alphabet nor its Board of Directors shall approve or recommend, an Alphabet Acquisition Proposal or Alphabet Acquisition Transaction.

                                 ARTICLE VI

     Section 6.1 Meetings of Stockholders. Each of the Parties will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger, in the case of Abacus, or the issuance of shares of Alphabet Common Stock in accordance with the terms hereof, in the case of Alphabet. The Board of Directors of each Party shall, subject to Sections 5.3 and 5.4, recommend such approval and each of the Parties shall take all lawful action to solicit such approval including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 6.4). The Parties shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

     Section 6.2 Filings Best Efforts

          (a) Subject to the terms and conditions herein provided, Abacus and Alphabet shall:

               (i) within 20 business days from the date hereof, make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

               (ii) use their reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (iii) as promptly as practicable responding to any request for information from such Governmental Entities;

               (iii) subject to any restrictions under the antitrust laws, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity and permit the other party to review in advance any proposed communication to any Governmental Entity;

               (iv) not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable;

               (v) subject to any restrictions under the antitrust laws, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Entity or members or its staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to attorney client privilege); and

               (vi) furnish the other party with such necessary information and reasonable assistance as such other Party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

          (b) Without limiting Section 6.2(a), Alphabet and Abacus shall

               (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before June 30, 1999, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and

               (ii) each take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than June 30, 1999), including, without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Alphabet or Abacus (or any of their respective subsidiaries) or otherwise take or commit to take any actions that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Alphabet, Abacus or their respective Subsidiaries, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. At the request of Alphabet, Abacus shall agree to divest, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Abacus or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger. Abacus agrees and acknowledges that, in connection with any filing or submission required, action to be taken or commitment to be made by Alphabet, Abacus or any of its respective Subsidiaries to consummate the Merger or other transactions contemplated in this Agreement, neither Abacus nor any of its Subsidiaries shall, without Alphabet's prior written consent, divest any assets, commit to any divestiture or assets or businesses of Abacus and its subsidiaries or take any other action or commit to take any action that would limit Abacus', Alphabet's or any of their subsidiaries freedom of action with respect to, or their ability to retain any of their businesses, product lines or assets.

          Notwithstanding the foregoing, (x) nothing herein shall require Alphabet to agree to the sale, transfer, divestiture or other disposition of stores of Alphabet, Abacus or any of their subsidiaries having aggregate gross annual sales for the fiscal year ended in January 1998 in excess of 6% of the combined gross annual sales of Abacus, Alphabet and their respective subsidiaries taken as a whole for such period, (y) and other than the sale, transfer, divestiture or other disposition of stores having revenues up to the gross annual amount referenced in clause (x) of this paragraph (b), neither party shall be required to take any actions or make any commitments or agreements pursuant to paragraph (b)(ii) above, if the taking of such action or the making of any commitments or the consequences thereof, individually or in the aggregate, would be reasonably likely to have an Alphabet Material Adverse Effect. Any actions taken by Alphabet or Abacus to comply with their respective obligations under Section 6.2(b)(ii), including a decision by Alphabet to waive any of the provisions of this paragraph, shall not be considered to constitute or result in an Alphabet Material Adverse Effect or an Abacus Material Adverse Effect, as applicable.

          (c) If any "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation is or may become applicable to the Merger, each Party and its Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     Section 6.3 Publicity. The Parties agree that the initial press release with respect to the Merger shall be a joint press release. Thereafter, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with each other, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the Merger and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     Section 6.4 Registration Statement. The Parties shall cooperate and promptly prepare and Alphabet shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act with respect to the Alphabet Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement/prospectus with respect to the meetings of the stockholders of each of the Parties in connection with the Merger (the "Proxy Statement/Prospectus"). The Parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Alphabet shall use its reasonable best efforts to, and Abacus will cooperate with Alphabet to, have the Form S-4 declared effective by the SEC as promptly as practicable. Alphabet shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the Merger (provided that Alphabet shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified). Each of the Parties agree that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof, at the time of the respective meetings of stockholders of the Parties, and at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 6.5 Listing Application. Alphabet shall promptly prepare and submit to the NYSE and all other securities exchanges on which the shares of Alphabet Common Stock are listed a listing application with respect to the shares of Alphabet Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Alphabet Common Stock on such exchanges, subject to official notice of issuance.

     Section 6.6 Further Action. Each of the Parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof and use its reasonable best efforts to perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby. Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby. Each of the Parties agrees to use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger.

     Section 6.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby, including the Merger shall be paid by the party hereto incurring such expenses except as expressly provided herein and except that (a) the filing fees in connection with the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC, (b) all filing fees in connection with any filings, permits or approvals required under applicable state securities or "blue sky" laws, and (c) the expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus shall be shared by Alphabet and Abacus equally.

     Section 6.8 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of the following:

          (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent set forth in Article VII not to be satisfied;

          (b) the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notice or other communications received by any Party or any of its respective Subsidiaries from any Governmental Entity or other third party with respect to this Agreement or the transactions contemplated thereby, including the Merger; and

          (c) any facts relating to that Party which would make it necessary or advisable to amend the Proxy Statement/Prospectus or the Form S-4 in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     Section 6.9 Access to Information. (a) From this date to the Effective Time, each of the Parties shall, and shall cause its respective Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party reasonable access at reasonable times upon reasonable notice to each of the Party's and its Subsidiaries' officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other Party with all financial, operating and other data and information as such other Party may reasonably request, in each case only to the extent, in the judgment of counsel to such Party, permitted by law, including antitrust law, and provided no Party shall be obligated to make any disclosure which would cause forfeiture of attorney-client privilege or would violate confidentiality agreements (so long as such Party shall have used commercially reasonable efforts to obtain a release or waiver from the applicable confidentiality agreement in respect of such disclosure).

          (b) Each of the Parties agrees that all information so received from the other Parties shall be deemed received pursuant to the Confidentiality Agreement, and that Party shall, and shall cause its affiliates and each of its and their Representatives to, comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement.

     Section 6.10 Review of Information. Subject to applicable laws relating to the exchange of information, each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to it, or any of its respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.

     Section 6.11 Indemnification, Directors' and Officers' Insurance. (a) From and after the Effective Time, Alphabet shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Abacus or any of its Subsidiaries (when acting in such capacity) (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL or other applicable law, as applicable (and Alphabet shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under the DGCL or other applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

          (b) Alphabet shall maintain, or cause the Surviving Corporation to maintain, a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as its existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 200% of the last annualized premium paid prior to this date (the "Current Premium"), in each case during such six year period, Alphabet shall, or shall cause the Surviving Corporation to, obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

          (c) If Alphabet or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Alphabet or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

          (d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 6.12 Employee Benefit Plans. (a) From and after the Effective Time, Alphabet will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, all existing employment and severance agreements between Abacus and its Subsidiaries and any officer, director or employee of Abacus or any of its Subsidiaries and all obligations of Abacus under the Abacus Benefit Plans. Nothing in this
Section 6.12 shall be interpreted to prohibit Alphabet or any of its Subsidiaries from amending or terminating any Abacus Benefit Plan in accordance with the terms thereof.

          (b) For a period of one year after the Effective Time, Alphabet shall cause to be provided to each Abacus Employee (other than any person who is subject to a collective bargaining agreement or party to a change in control employment or similar agreement, including those persons listed on
Schedule 3.10 as party to a change in control employment agreement) who continues to remain employed by Alphabet or any of its Subsidiaries after the Effective Time ("Abacus Covered Employees") base salary not less than his or her base salary in effect immediately prior to the date hereof and welfare (including severance), retirement and savings benefits, in each case, substantially identical to those provided to such person immediately prior to the Effective Time. In addition, during the one-year period after the Effective Time, Abacus Covered Employees shall have (i) annual cash bonus opportunities substantially identical to those of similarly situated employees of Alphabet and its Subsidiaries and (ii) opportunities to receive equity-based awards of Alphabet on the same basis as similarly situated employees of Alphabet and its Subsidiaries. For purposes of determining eligibility and vesting (but not for benefits accrual) under any Alphabet Benefit Plan in which an Abacus Employee or any of its Subsidiaries participates after the Effective Time, such employee shall be credited with his or her years of service with Abacus or its Subsidiaries, but only to the extent that those years of service would have been credited under the relevant Alphabet Benefit Plan if such Abacus Employee had been a similarly situated Alphabet Employee during the relevant period of time. To the extent that any Alphabet Benefit Plan in which an Abacus Employee participates after the Effective Time provides medical, dental or vision benefits, Alphabet shall cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such employee and his or her covered dependents except to the extent such employee and his or her covered dependents were subject to such requirements under the applicable Abacus Benefit Plans, and Alphabet shall cause any eligible expenses incurred by such employee on or before the Effective Time to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

          (c) Prior to the Effective Time, Abacus shall amend Section 5(h) of the American Stores Company Termination Allowance Plan (the "Allowance Plan") to provide that with respect to periods after the later of the Closing Date and December 31, 1998 (such later date, the "Renewal Date")
(i) the Allowance Plan shall remain in effect without further amendment (except as provided in this Agreement) with respect to terminations of employment occurring on or before the first anniversary of the Closing Date, it being understood that Alphabet may cause the Allowance Plan to be terminated immediately following such first anniversary with respect to terminations occurring after such first anniversary and no amendment to the Allowance Plan after the date hereof shall in any way limit Alphabet's ability to do so, (ii) relocation benefits shall be payable thereunder only if the individual is terminated by Alphabet or its Subsidiaries without cause, or voluntarily terminates his or her own employment within three months following receipt of notification from Alphabet of an event described in subclause (A), (B) or (C) of clause (iii) of the immediately following sentence, in either case within one year following the Change of Control (as defined in the Allowance Plan) and such individual relocates within six months of such termination, (iii) the maximum aggregate cash and non-cash relocation benefit with respect to any individual (and his or her family and dependents) pursuant to Section 5(h) shall be $40,000, and (iv) the benefits set forth in such Section 5(h) shall not be provided to any individual other than Abacus Covered Employees who have "Relocated" under the Relocation Program (as defined in said Section 5(h)) within four years preceding the Closing Date and who are employed at the time of termination in Salt Lake City, Utah (the "Abacus Covered Salt Lake Employees"). In addition, prior to the Effective Time Abacus shall amend the Allowance Plan to provide that (i) each Abacus Covered Salt Lake Employee who is not an officer and who is so employed on the date hereof and at the Effective Time shall be paid a lump sum payment on the Closing Date equal to five times his or her weekly Pay (as defined in the Allowance Plan), (ii) with respect to Abacus Covered Salt Lake Employees who are not officers and who are employed on the date hereof and at the Effective Time, the minimum termination allowance payable pursuant to Section 5 thereof shall be seven weeks' Pay, and (iii) a Participant (as defined in the Allowance Plan) shall be entitled to a termination allowance pursuant to Section 5 thereof if he or she voluntarily terminates his or her employment within three months following receipt of notification from Alphabet that (A) his or her base salary (whether expressed as an hourly rate or a salary) is being reduced to an amount less than 80% of his or her base salary as of the date hereof, (B) he or she is being required by Alphabet or its Subsidiaries to relocate his or her employment to a facility more than 35 miles further from his or her then current home than such home is from his or her then current workplace (but only if he or she does not so relocate) or (C) his or her target bonus opportunity in the aggregate under all applicable annual cash bonus plans in which he or she then participates is less than 80% of the amount of such opportunity as of the date hereof under the bonus plans of Abacus in which he or she participates as of the date hereof, and, in each case, the Participant is otherwise entitled to a termination allowance under the Allowance Plan.

          (d) On or prior to the Effective Time, Abacus shall take all such actions as are necessary to terminate its Employee Stock Purchase Plan at or prior to the Effective Time. Abacus shall, in connection with such termination, cause all participants in such plan not to be permitted to have Abacus withhold any monies for investment in such plan after October 7, 1998 and, prior to the Effective Time, cause each such participant either to receive previously invested cash or purchase Abacus Common Stock pursuant to such plan.

          (e) If and to the extent that participants in the Abacus Performance Incentive Plan become entitled to receive restricted stock thereunder after the Effective Time, such stock shall be shares of Alphabet Common Stock rather than Abacus Common Stock, and if the number of shares of restricted stock to which participants are entitled is determined based upon the value of Abacus Common Stock before the Effective Time, the number of shares of Alphabet Common Stock to be so issued shall be determined using the Exchange Ratio. The foregoing does not in any way limit Alphabet's or its Subsidaries' ability after the Effective Time to amend in any manner or terminate the Abacus Performance Incentive Plan.

     Section 6.13 Alphabet Board of Directors. As of the Effective Time, Alphabet shall increase the size of its Board of Directors by adding five directorships. As of the Effective Time, the five individuals listed in the Abacus Disclosure Letter shall be elected to the Board of Directors of Alphabet, and each such individual shall become a member of that class of the Board of Directors of Alphabet that is specified for such member in the Abacus Disclosure Letter. In the event that any of such individuals shall be unable or unwilling to serve as a member of the Board of Directors of Alphabet as of the Effective Time, his or her replacement shall be selected by Abacus, provided that any such replacement shall be reasonably acceptable to Alphabet.

     Section 6.14 Affiliates. (a) Not less than 45 days prior to the Effective Time, each Party (i) shall have delivered to the other Party a letter identifying all Persons who, in the opinion of the Party delivering such letter, may be, as of the date this Agreement is submitted for adoption by such Party's stockholders, its "affiliates" for purposes of Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of it in such letter to deliver, as promptly as practicable but in no event later than 30 days prior to the Closing (or after such later date as the Parties may agree), a signed agreement, in the case of affiliates of Abacus, to Abacus and Alphabet substantially in the form customary for transactions of this type, and in the case of affiliates of Alphabet, to Alphabet substantially in the form customary for transactions of this type. Each Party shall notify each other Party from time to time after the delivery of the letter described in the prior sentence of any Person not identified on such letter who then is, or may be, such an "affiliate" and use its reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 6.14(a).

          (b) Shares of Alphabet Common Stock and shares of Abacus Common Stock beneficially owned by each such "affiliate" of Alphabet or Abacus who is not provided a signed agreement in accordance with Section 6.14(a) shall not be transferable during any period prior to and after the Effective Time if, as a result of such transfer during any such period, taking into account the nature, extent and timing of such transfer and similar transfers by all other "affiliates" of Alphabet and Abacus, such transfer will, in the reasonable judgment of accountants of Alphabet, interfere with, or prevent the Merger from being accounted for, as a pooling-of-interests. Neither Alphabet or Abacus shall register, or allow its transfer agent to register, on its books the transfer of any shares of Alphabet Common Stock or Abacus Common Stock of any affiliate of Abacus or Alphabet who has not provided a signed agreement in accordance with Section 6.14(a) unless the transfer is made in compliance with the foregoing. The restrictions on the transferability of shares held by Persons who execute an agreement pursuant to Section 6.14(a) shall be as provided in those agreements.

     Section 6.15 Pooling-of-Interests. Each of the Parties will use its reasonable best efforts to cause the Merger to be accounted for as a pooling-of-interests in accordance with GAAP and the rules and regulations of the SEC.

     Section 6.16 Tax-Free Reorganization. Each of the Parties will use its reasonable best efforts to cause the Merger to qualify as a tax-free "reorganization" under Section 368 of the Code.

     Section 6.17 Accountant's Comfort Letters. Each Party shall use its reasonable best efforts to cause to be delivered to the other Party two letters from its independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated the Closing Date, in form and substance reasonably satisfactory to recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

     Section 6.18 Accountant's Pooling Letters. Abacus shall use its reasonable best efforts to cause to be delivered to Alphabet from Ernst & Young LLP ("E&Y") (or any other independent public accounting firm reasonably satisfactory to Alphabet) two letters each addressed to Alphabet and Deloitte & Touche LLP ("Deloitte") (or any other independent public accounting firm selected by Alphabet), one dated the date upon which the Form S-4 becomes effective and one dated the Closing Date, stating that as of the respective dates of its letters, E&Y is not aware of any conditions that exist that would preclude Abacus' ability to be a party in a business combination to be accounted for as a pooling of interests. Alphabet shall use its reasonable best efforts to cause to be delivered to Abacus from Deloitte (or any other independent public accounting firm reasonably satisfactory to Abacus) two letters, each addressed to Abacus and E&Y (or any other independent public accounting firm selected by Abacus), one dated the date upon which the Form S-4 becomes effective and one dated the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                                ARTICLE VII

     Section 7.1 Conditions to Obligations of the Parties to Consummate the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction of each of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Abacus and the issuance of shares of Alphabet Common Stock in connection with the Merger shall have been approved by the requisite vote of the stockholders of Alphabet, in each case in accordance with the DGCL or the rules and regulations of the NYSE, as applicable.

          (b) Legality. No order, decree or injunction shall have been entered or issued by any Governmental Entity which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Each Party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use its reasonable best efforts to cause any such order, decree or injunction to be lifted or vacated.

          (c) HSR Act. The waiting period (or extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

          (d) Registration Statement Effective. The Form S-4 shall have become effective prior to the mailing by each of the Parties of the Proxy Statement/Prospectus to its respective stockholders and no stop order suspending the effectiveness of the Form S-4 shall then be in effect;

          (e) Stock Exchange Listing. The shares of Alphabet Common Stock to be issued pursuant to the Merger shall have been duly approved for listing on the NYSE, subject to official notice of issuance.

     Section 7.2 Additional Conditions to Obligations of Alphabet and Abacus Holdings. The obligations of Alphabet and Abacus Holdings to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Abacus contained in this Agreement that are qualified by Abacus Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date and (ii) the representations and warranties of Alphabet Abacus Holdings contained in this Agreement that are not qualified as to Abacus Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (determined without regard to materiality qualifiers or limitations contained therein), individually or in the aggregate, would not reasonably be expected to have resulted in an Abacus Material Adverse Effect.

          (b) Agreements and Covenants. Abacus shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

          (c) Certificates. Alphabet shall have received a certificate of an executive officer of Abacus that the conditions set forth in paragraphs
(a) and (b) above have been satisfied.

          (d) Consents. Except as set forth in the Abacus Disclosure Letter, Abacus shall have obtained all consents, approvals, releases or authorizations ("Consents") from, and Abacus shall have made all filings and registrations ("Filings") to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made in order for Alphabet and Abacus Holdings to consummate the Merger or issue shares of Alphabet Common Stock pursuant thereto, as applicable, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, reasonably be expected to have an Abacus Material Adverse Effect.

          (e) Tax Opinion. Alphabet shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson (or, in the event Fried, Frank, Harris, Shriver & Jacobson fails to provide such opinion, the opinion of Wachtell, Lipton, Rosen & Katz), dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants including those contained in this Agreement or in certificates of officers of the Parties and others; and

          (f) Accountants Letters. Alphabet shall have received each of the accountants' letters contemplated by Sections 6.17 and 6.18 hereof to be received by it.

     Section 7.3 Additional Conditions to Obligations of Abacus. The obligations of Abacus to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Alphabet and Abacus Holdings contained in this Agreement that are qualified by Alphabet Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, and (ii) the representations and warranties of Alphabet and Abacus Holdings contained in this Agreement that are not qualified as to Alphabet Material Adverse Effect shall be true on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (determined without regard to materiality qualifiers or limitations contained therein), individually or in the aggregate, would not reasonably be expected to have resulted in an Alphabet Material Adverse Effect;

          (b) Agreements and Covenants. Each of Alphabet and Abacus Holdings shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

          (c) Certificates. Abacus shall have received a certificate of an executive officer of Alphabet that the conditions set forth in paragraphs
(a) and (b) above have been satisfied;

          (d) Consents. Except as set forth in the Alphabet Disclosure Letter, Alphabet shall have obtained all Consents from, and Alphabet shall have made all Filings to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made in order for Abacus to consummate the Merger, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, be reasonably expected to have an Alphabet Material Adverse Effect.

          (e) Tax Opinion. Abacus shall have received an opinion of Wachtell, Lipton, Rosen & Katz (or other counsel reasonably satisfactory to it), dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants including those contained in this Agreement or in certificates of officers of the Parties and others; and

          (f) Accountants Letters. Abacus shall have received each of the accountants' letters contemplated by Sections 6.17 and 6.18 hereof to be received by it.

                                ARTICLE VIII

     Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided) as follows:

          (a) by mutual written consent of each of Alphabet and Abacus;

          (b) by any Party, if the Effective Time shall not have occurred on or before June 30, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by any Party, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable (but only if such Party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

          (d) by either Abacus or Alphabet, if (x) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in
Section 7.2(a) or (b) (in the case of a breach by Abacus) or Section 7.3(a) or (b) (in the case of a breach by Alphabet), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Party alleged to be in breach.

          (e) (i) by Alphabet, if the Board of Directors of Abacus or any committee of the Board of Directors of Abacus (w) shall withdraw or modify in any manner adverse to Alphabet, its approval or recommendation of this Agreement and the Merger, (x) shall fail to reaffirm such approval or recommendation within 15 days of Alphabet's request, which request may only be made with respect to any Abacus Acquisition Proposal on a single occasion, after (1) any Abacus Acquisition Proposal shall have been made to Abacus and made known to Abacus' stockholders generally or shall have been made directly to its stockholders generally or (2) any Person shall have publicly announced an intention (whether or not conditional) to make an Alphabet Acquisition Proposal (y) shall approve or recommend any Abacus Acquisition Proposal or Abacus Acquisition Transaction or (z) shall resolve to take any of the actions specified in clauses (w), (x) or (y) above; or

               (ii) by Abacus, if the Board of Directors of Alphabet or any committee of the Board of Directors of Alphabet (w) shall withdraw or modify in any manner adverse to Abacus, its approval or recommendation of the issuance of shares of Alphabet Common Stock pursuant to the Merger, (x) shall fail to reaffirm such approval or recommendation within 15 days of Abacus' request, which request may only be made with respect to any Alphabet Acquisition Proposal on a single occasion, after (1) any Alphabet Acquisition Proposal shall have been made to Alphabet and made known to Alphabet's stockholders generally or shall have been made directly to its stockholders generally or (2) any Person shall have publicly announced an intention (whether or not conditional) to make an Alphabet Acquisition Proposal, (y) shall approve or recommend any Alphabet Acquisition Proposal or Alphabet Transaction or (z) shall resolve to take any of the actions specified in clauses (w), (x) or (y) above.

          (f) by either Party, if the required approvals of the stockholders of the other Party shall not have been obtained at a duly held stockholders' meeting, including any adjournments or postponements thereof; and

          (g) if the Board of Directors of Abacus shall conclude in good faith, after considering applicable state law, after consulting with outside counsel, that in light of an Abacus Superior Proposal such action is required to act in a manner consistent with its fiduciary duties under applicable law, Abacus may (only after Abacus has made such payments as are provided for in Section 8.2 and only prior to the approval of this Agreement by Abacus' stockholders) terminate this Agreement solely in order to concurrently enter into a definitive acquisition agreement or similar agreement with respect to any Abacus Superior Proposal; provided, however, Abacus may not terminate the Agreement pursuant to this clause (g) until after the second business day following the delivery to Alphabet of written notice advising Alphabet that the Board of Directors of Abacus is prepared to enter into a definitive acquisition agreement with respect to an Abacus Superior Proposal and only if, during such two-business day period, Abacus and its Representatives shall, if requested by Alphabet, have negotiated in good faith with Alphabet to make such adjustments to the terms and conditions of this Agreement as would enable Abacus to proceed with the Merger on such adjusted terms.

          (h) if the Board of Directors of Alphabet shall conclude in good faith, after considering applicable state law, and after consultation with outside counsel, that in light of an Alphabet Superior Proposal such action is required in order to act in a manner consistent with its fiduciary duties under applicable law, Alphabet may (only after Alphabet has made such payments as are provided for in Section 8.2 and only prior to the approval of the issuance of Alphabet Common Stock pursuant to this Agreement by Alphabet stockholders) terminate this Agreement solely in order to concurrently enter into a definitive acquisition agreement or similar agreement with respect to an Alphabet Superior Proposal; provided, however, Alphabet may not terminate this Agreement pursuant to this clause
(h) until after the second business day following the delivery to Abacus of written notice advising Abacus that the Board of Directors of Alphabet is prepared to enter into a definitive acquisition agreement with respect to an Alphabet Superior Proposal and only if, during such two-business-day period, Alphabet and its Representatives shall, if requested by Abacus, have negotiated in good faith with Abacus to make such adjustments to the terms and conditions of this Agreement as would enable Alphabet to proceed with the Merger in such adjusted terms.

     Section 8.2 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, no such termination shall relieve any party hereto from (x) any liability for damages resulting from any willful and intentional breach of this Agreement or (y) any obligation to provide reimbursement for or pay the Abacus Termination Fee (defined below) or the Alphabet Termination Fee (defined below) (each a "Termination Fee"), or Fees and Expenses (as defined below) pursuant to this Section 8.2;

          (b) In the event that Abacus terminates this Agreement pursuant to Section 8.1(g), simultaneously with such termination, Abacus shall pay to Alphabet a fee equal to $177,000,000 (the "Abacus Termination Fee"). In the event that Alphabet terminates this Agreement pursuant to Section 8.1(h), simultaneously with such termination, Alphabet shall pay to Abacus a fee equal to $240,000,000 (the "Alphabet Termination Fee").

          (c) (i) In the event that an Abacus Business Combination Proposal (defined below) shall have been made to Abacus and made known to its stockholders generally or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Abacus Business Combination Proposal prior to the meeting of Abacus' stockholders duly convened and held to vote in respect of this Agreement and the Merger and thereafter (i) this Agreement is terminated pursuant to Section 8.1(f) by reason of the failure of the stockholders of Abacus to approve this Agreement or the Merger at such meeting and (ii) within six months of the termination of this Agreement, Alphabet enters into an agreement with any Person with respect to an Abacus Business Combination Proposal or an Abacus Business Combination Proposal is consummated. Abacus shall, upon the occurrence of the event described in clause (ii) above, pay to Alphabet the Abacus Termination Fee.

               (ii) In the event that an Alphabet Business Combination Proposal (defined below) shall have been made to Alphabet and made known to its stockholders generally or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Alphabet Business Combination Proposal prior to the meeting of Alphabet's stockholders duly convened and held to vote in respect to the issuance of shares pursuant to this Agreement and thereafter (i) this Agreement is terminated pursuant to
Section 8.1(f) by reason of the failure of the stockholders of Alphabet to approve such issuance at such meeting and (ii) within six months of the termination of this Agreement, Alphabet enters into an agreement with any Person with respect to an Alphabet Business Combination Proposal or an Alphabet Business Combination Proposal is consummated. Alphabet shall, upon the occurrence of the event described in clause (ii) above, pay to Abacus the Alphabet Termination Fee.

          (d) In the event that this Agreement is terminated pursuant to
Section 8.1(f) by reason of the failure of any Party's stockholders to approve this Agreement or the Merger at a meeting of stockholders duly convened and held to vote in respect of this Agreement and the Merger or the issuance of shares pursuant thereto, such Party shall promptly upon such termination (following receipt of a statement therefor) reimburse the other Party for all fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants, consultants and other advisors and Representatives) incurred by it in connection with this Agreement and the Merger ("Fees and Expenses").

          (e) In the event that this Agreement is terminated as a result of Abacus' Board of Directors taking any of the actions described in Section 8.1(e)(i), Abacus shall promptly after such termination pay to Alphabet the Abacus Termination Fee. In the event that this Agreement is terminated as a result of Alphabet's Board of Directors taking any of the actions described in Section 8.1 (e) (ii), Alphabet shall promptly after such termination pay to Abacus the Alphabet Termination Fee.

          (f) (i) In the event that an Abacus Business Combination Proposal shall have been made to Abacus and made known to its stockholders generally or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional) to make an Abacus Business Combination Proposal, and this Agreement is subsequently terminated pursuant to Section 8.1(d) as a result of an intentional breach by Abacus of its representations, warranties and covenants by Abacus, and within six months after such termination, Abacus shall enter into an agreement with any Person for an Abacus Business Combination Proposal or an Abacus Business Combination Proposal is consummated, simultaneously with its entering into such agreement or upon such consummation, Abacus shall pay to Alphabet the Abacus Termination Fee.

               (ii) In the event that an Alphabet Business Combination Proposal shall have been made to Alphabet and made known to its stockholders generally or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional) to make an Alphabet Business Combination Proposal, and this Agreement is subsequently terminated pursuant to Section 8.1(d) as a result of an intentional breach by Alphabet of its representations, warranties and covenants by Alphabet, and within six months after such termination, Alphabet shall enter into an agreement with any Person for an Alphabet Business Combination Proposal or an Alphabet Business Combination Proposal is consummated, simultaneously with its entering into such agreement or upon such consummation, Alphabet shall pay to Abacus the Alphabet Termination Fee.

          (g) Reimbursements of Fees and Expenses hereunder and any Termination Fee payable hereunder shall be payable by wire transfer of immediately available funds.

          The reimbursement of Fees and Expenses shall be credited against any Termination Fee payable by such Party. In no event shall more than one Termination Fee be payable by a Party. No Party which is in material breach of its covenants, agreements or representations shall be entitled to receive Fees and Expenses or a Termination Fee.

          (h) The Parties acknowledge that the agreements contained in this
Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Alphabet and Abacus would not enter into this Agreement, and the fees payable as reimbursable hereunder constitute liquidated damages and not a penalty; accordingly, if either Party fails to pay promptly amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against such first Party for such amount (or any portion thereof), such first Party shall pay the costs and expenses (including attorneys fees) of the other party in connection with such suit, together with interest on such amount in respect of the period from the date such amount became due until paid at the prime rate of The Chase Manhattan Bank in effect from time to time during such period.

          (i) "Abacus Business Combination Proposal" shall mean (x) any merger, consolidation or other business combination as a result of which the stockholders of Abacus prior to such transaction would cease to hold at least 66-2/3% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (y) the acquisition by a Person of at least 50% of the outstanding voting securities of Abacus, or (z) the sale, lease, exchange or other disposition of at least 50% of the assets of Abacus and its Subsidiaries taken as a whole; provided, however, that, with respect to Section 8.2.(c)(i) and 8.2(f)(i), the reference in this definition to 66-2/3% shall be deemed to be a reference to 80% if the Person (or an Affiliate of such Person) which enters into an agreement with respect to, or consummates, an Abacus Business Combination Proposal after the termination of this Agreement, had made an Abacus Business Combination Proposal prior to the termination of this Agreement.

          (j) "Alphabet Business Combination Proposal" shall mean (x) any merger, consolidation or other business combination as a result of which the stockholders of Alphabet prior to such transaction would cease to hold at least 66-2/3% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof),
(y) the acquisition by a Person at least 50% of the outstanding voting securities of Alphabet, or (z) the sale, lease, exchange or other disposition of at least 50% of the assets of Alphabet and its Subsidiaries taken as a whole; provided, however that, with respect to Section 8.2(c)(ii) and 8.2(f)(ii), the reference in this definition to 66-2/3% shall be deemed to be a reference to 80% if the Person (or an Affiliate of such Person) which enters into an agreement with respect to, or consummates, an Alphabet Business Combination Proposal after the termination of this Agreement, had made an Alphabet Business Combination Proposal prior to the termination of this Agreement.

     Section 8.3 Amendment. This Agreement may be amended at any time before the Effective Time but only pursuant to a writing executed and delivered by Alphabet and Abacus.

                                 ARTICLE IX

     Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 1.3, 6.11 and 6.12 shall survive the Effective Time, and (b) the agreements set forth in Sections 6.7, 6.9(b) and 8.2 shall survive termination indefinitely.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

            (a)   if to Abacus:

            American Stores Company
            299 South Main Street
            Salt Lake City, Utah  84111
            Attention:  Kathleen E. McDermott, Esq.
            Telecopy No.:  (801) 537-7808

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019
            Attention:  Richard D. Katcher, Esq.
                        Eric S. Robinson, Esq.
            Telecopy No.:  (212) 403-2000

            (b)  if to Alphabet or Abacus Holdings:

            Albertson's, Inc.
            250 Parkcenter Blvd.
            Boise, Idaho  83726
            Attention:  Thomas R. Saldin, Esq.
            Telecopy No.:  (208) 395-6225

            with a copy to:

            Fried, Frank, Harris, Shriver & Jacobson
            One New York Plaza
            New York, New York  10004
            Attention:  Sanford Krieger, Esq.
                        Jeffrey Bagner, Esq.
            Telecopy No.: (212) 859-4000

     Section 9.3 Certain Definitions; Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Abacus Material Adverse Effect" means any change in or effect (x) that is or will be materially adverse to the business, results of operations, or financial condition of Abacus and its Subsidiaries taken as a whole, or (y) that will prevent or materially impair Abacus' ability to consummate the Merger, provided that an Abacus Material Adverse Effect shall not include changes or effects (1) relating to economic conditions or financial markets in general or the retail food and drug industry in general, (2) resulting from the voluntary termination of employment by employees of Abacus and its Subsidiaries between the date hereof and the Closing Date or (3) resulting from actions required to be taken by the terms of this Agreement. A decline in the stock market price of the shares of Abacus Common Stock in and of itself shall not be deemed an "Abacus Material Adverse Effect."

               (ii) "Alphabet Material Adverse Effect" means any change in or effect (x) that is or will be materially adverse to the business, results of operations or financial conditions of Alphabet and its Subsidiaries taken as a whole, or (y) that is or will prevent or materially impair Alphabet's ability to consummate the Merger or to issue shares of Alphabet Common Stock in accordance with the terms hereof, provided that an Alphabet Material Adverse Effect shall not include changes or effects relating to economic conditions or financial markets in general or the retail food and drug industry in general or, (2) changes or effects resulting from actions required to be taken by the terms of this Agreement. A decline in the stock market price of the shares of Alphabet Common Stock in and of itself shall not be deemed an "Alphabet Material Adverse Effect."

               (iii) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

               (iv) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

               (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

               (vi) "knowledge" of any Party shall mean the actual knowledge of the executive officers of that Party.

               (vii) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

               (viii) "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

               (ix) "Subsidiary," of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

          (b) When a reference is made in this Agreement to Articles, Sections, Disclosure Letters or Exhibits, such reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

     Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except for Section 6.11 (Indemnification, Directors' and Officers' Insurance), does not, and is not intended to, confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.7 Assignment. This Agreement shall not be assigned by any party hereto by operation of law or otherwise without the express written consent of each of the other parties.

     Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of laws provisions thereof. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States of America located in the State of Delaware for any litigation arising out of or relating to this Agreement or the Merger or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.2 shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the Merger or any of the other transactions contemplated hereby in the courts of the State of Delaware or the courts of the United States of America located in the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this agreement, the stock option agreement, the merger or any of the other transactions contemplated hereby or thereby.

     Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    ALBERTSON'S, INC.

                                    By: /s/ Michael F. Rueling
                                       --------------------------
                                        Name: Michael F. Rueling
                                        Title: Executive Vice President,
                                        Store Development


                                    ABACUS HOLDINGS, INC.

                                    By: /s/ Michael F. Reuling
                                       --------------------------
                                        Name: Michael F. Reuling
                                        Title: Vice President


                                    AMERICAN STORES COMPANY

                                    By: /s/ Victor L. Lund
                                       --------------------------
                                        Name: Victor Lund
                                        Title: Chairman and Chief Executive
                                        Officer